PROSPECTUS SUPPLEMENT
(To Prospectus dated May 5, 1999)

                              $16,256,130,907
                     Morgan Stanley Dean Witter & Co.
                    GLOBAL MEDIUM-TERM NOTES, SERIES C
                          GLOBAL UNITS, SERIES C

                          -----------------------

We, Morgan Stanley Dean Witter & Co., may offer from time to time global medium-term notes, either alone or as part of a unit. The specific terms of any notes that we offer will be included in a pricing supplement. The notes will have the following general terms:

o The notes will mature more than nine months from the date of issue.

o The notes will bear interest at either a fixed rate, which may be zero, or a floating rate. Floating rates will be based on rates specified in the applicable pricing supplement.

o The notes will pay interest, if any, on the dates stated in the applicable pricing supplement.

o The notes will be either senior or subordinated.

o The applicable pricing supplement will specify whether the notes will be denominated in U.S. dollars or some other currency.

o The notes will be held in global form by The Depository Trust Company, unless the pricing supplement provides otherwise.

The pricing supplement may also specify that the notes will have additional terms, including the following:

o The notes may be optionally or mandatorily exchanged for securities of an issuer that is not affiliated with us, into a basket or index of those securities or for the cash value of those securities.

o Payments on the notes may be linked to currency prices, commodity prices, single securities, baskets of securities or indices.

o The notes may be either callable by us or puttable by you.

Units may include any combination of notes, universal warrants or purchase contracts. Each universal warrant will either entitle or require you to purchase or sell, and each purchase contract will require you to purchase or sell, (1) securities of an entity not affiliated with us, a basket of those securities, an index or indices of those securities or any combination of the above, (2) currencies or (3) commodities. The specific terms of any units we offer will be included in the applicable pricing supplement.

                           --------------------

Investing in the notes or units involves risks. See "Foreign Currency Risks" beginning on page S-5.

                           --------------------

                               Price to                     Agent's                             Proceeds to
                                Public                    Commissions                             Company
                               --------                   -----------                           -----------
Per note or unit.......          100%                    .125% - .750%                       99.875% - 99.250%
Total..................     $16,256,130,907       $20,320,164 - $121,920,982        $16,235,810,743 - $16,134,209,925


The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. Incorporated and Dean Witter Reynolds Inc., our wholly owned subsidiaries, have agreed to use reasonable efforts to solicit offers to purchase these securities as our agents. The agents may also purchase these securities as principal at prices to be agreed upon at the time of sale. The agents may resell any securities they purchase as principal at prevailing market prices, or at other prices, as the agents determine.

Morgan Stanley & Co. Incorporated and Dean Witter Reynolds Inc. may use this prospectus supplement and the accompanying prospectus in connection with offers and sales of the securities in market-making transactions.

                           --------------------

                        MORGAN STANLEY DEAN WITTER


May 6, 1999

                             TABLE OF CONTENTS


                                                                          Page


Prospectus Supplement
Summary....................................................................S-3
Foreign Currency Risks.....................................................S-5
Description of Notes.......................................................S-7
Description of Units......................................................S-27
The Depositary............................................................S-29
United States Federal Taxation............................................S-30
Plan of Distribution......................................................S-43
Legal Matters.............................................................S-44

Prospectus
Summary......................................................................3
Where You Can Find More Information..........................................7
Consolidated Ratios of Earnings to Fixed Charges and Earnings
  to Fixed Charges and Preferred Stock Dividends.............................8
Morgan Stanley Dean Witter...................................................9
Use of Proceeds..............................................................9
Description of Debt Securities..............................................10
Description of Units........................................................17
Description of Warrants.....................................................23
Description of Purchase Contracts...........................................25
Description of Capital Stock................................................27
Forms of Securities.........................................................40
Plan of Distribution........................................................43
Legal Matters...............................................................44
Experts.....................................................................45
ERISA Matters for Pension Plans and Insurance Companies.....................45

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the prospectus and any pricing supplement. We have not authorized anyone else to provide you with different or additional information. We are offering to sell these securities and seeking offers to buy these securities only in jurisdictions where offers and sales are permitted.



                                  SUMMARY

               The following summary describes the notes and units we are offering under this program in general terms only. You should read the summary together with the more detailed information contained in this prospectus supplement, in the accompanying prospectus and in the applicable pricing supplement.

               We, Morgan Stanley Dean Witter & Co., may offer from time to time up to U.S. $16,256,130,907, or the equivalent of this amount in other currencies, of the medium-term notes and units described in this prospectus supplement. We will sell the notes and the units primarily in the United States, but we may also sell them outside the United States or both in and outside the United States simultaneously. We refer to the notes and units offered under this prospectus supplement as our Series C medium-term notes and our Series C units. We refer to the offering of the Series C medium-term notes and the Series C units as our "Series C program."

General terms of the notes          o  The notes will mature more than nine
                                       months from the date of issuance and
                                       will pay interest, if any, on the dates
                                       specified in the applicable pricing
                                       supplement.
                                    o  The notes will bear interest at either
                                       a fixed rate, which may be zero, or a
                                       floating rate.
                                    o  The notes will be issued in U.S.
                                       dollars unless we specify otherwise in
                                       the applicable pricing supplement.
                                    o  The notes will be either senior or
                                       subordinated.
                                    o  The notes may be either callable by us
                                       or puttable by you.
                                    o  The notes may be optionally or
                                       mandatorily exchanged for securities of
                                       an issuer that is not affiliated with
                                       us, into a basket or index of those
                                       securities or for the cash value of
                                       those securities.
                                    o  Payments of principal and/or interest
                                       on the notes may be linked to currency
                                       prices, commodity prices, single
                                       securities, baskets of securities or
                                       indices.
                                    o  We may issue amortizing notes that pay
                                       a level amount in respect of both
                                       interest and principal amortized over
                                       the life of the note.
                                    o  The notes may be issued either alone or
                                       as a part of a unit with any
                                       combination of other securities.
                                    o  The notes will be held in global form
                                       by The Depository Trust Company, unless
                                       we specify otherwise in the applicable
                                       pricing supplement.
                                    o  The notes will not be listed on any
                                       securities exchange, unless we specify
                                       otherwise in the applicable pricing
                                       supplement.

General terms of units              o  Units may include any combination of
                                       notes, universal warrants or purchase
                                       contracts.
                                    o  Universal warrants will entitle or
                                       require you to purchase from us or sell
                                       to us:
                                       o  securities of an entity not
                                          affiliated with us, a basket of
                                          those securities, an index or
                                          indices of those securities or any
                                          combination of the above;
                                       o  currencies; or
                                       o  commodities.
                                       The pricing supplement will explain how
                                       we or, if specified, you may satisfy
                                       any obligations under the universal
                                       warrants through the delivery of the
                                       underlying securities, currencies or
                                       commodities or, in the case of
                                       underlying securities or commodities,
                                       the cash value of the underlying
                                       securities or commodities.
                                    o  Purchase contracts included in units
                                       will require you to purchase or sell:
                                       o  securities of an entity not
                                          affiliated with us, a basket of
                                          those securities, an index or
                                          indices of those securities or any
                                          combination of the above;
                                       o  currencies; or
                                       o  commodities.
                                       A purchase contract issued as part of a
                                       unit may be either prepaid or paid at
                                       settlement.  The applicable pricing
                                       supplement will explain the methods by
                                       which you may purchase or sell the
                                       specified securities, currencies or
                                       commodities at the settlement of the
                                       purchase contract and any acceleration,
                                       cancellation or termination provisions
                                       or other provisions relating to the
                                       settlement of the purchase contract.
                                    o  The applicable pricing supplement will
                                       indicate whether and under what
                                       circumstances securities included in a
                                       unit may be separated from the other
                                       securities comprising that unit.

Forms of securities                 The securities that we offer under our
                                    Series C program will be issued in fully registered form and will be represented either by a global security registered in the name of a nominee of The Depository
                                    Trust Company, as depositary, or by
                                    certificates issued in definitive form, as set forth in the applicable pricing supplement. We will not issue book-entry securities as certificated securities except under the circumstances described in "Forms of Securities -- Global
                                    Securities" in the prospectus.  For
                                    information on The Depository Trust
                                    Company's book-entry system, see "The
                                    Depositary" in this prospectus supplement.

How to reach us                     You may contact us at our principal
                                    executive offices at 1585 Broadway, New
                                    York, New York, 10036 (telephone number
                                    (212) 761-4000).



                          FOREIGN CURRENCY RISKS

               You should consult your financial and legal advisors as to any specific risks entailed by an investment in notes, units or any of the securities included in units that are denominated or payable in, or the payment of which is linked to the value of, foreign currency. These notes, units or other securities are not appropriate investments for investors who are not sophisticated in foreign currency transactions.

               The information set forth in this prospectus supplement is directed to prospective purchasers who are United States residents. We disclaim any responsibility to advise prospective purchasers who are residents of countries other than the United States of any matters arising under foreign law that may affect the purchase of or holding of, or receipt of payments on, the notes, units or any securities included in the units. These persons should consult their own legal and financial advisors concerning these matters.

Exchange Rates and Exchange Controls May Affect the Securities' Value or Return

               Securities Involving Foreign Currencies Are Subject to General Exchange Rate and Exchange Control Risks. An investment in a note, unit or any security included in a unit that is denominated or payable in, or the payment of which is linked to the value of, currencies other than U.S. dollars entails significant risks. These risks include the possibility of significant changes in rates of exchange between the U.S. dollar and the relevant foreign currencies and the possibility of the imposition or modification of exchange controls by either the U.S. or foreign governments. These risks generally depend on economic and political events over which we have no control.

               Exchange Rates Will Affect Your Investment.   In recent years,
rates of exchange between U.S. dollars and some foreign currencies have been highly volatile and this volatility may continue in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations that may occur during the term of any note, unit or security included in a unit. Depreciation against the U.S. dollar of the currency in which a note, unit or security included in a unit is payable would result in a decrease in the effective yield of the note below its coupon rate or in the payout of the unit or security included in the unit and could result in an overall loss to you on a U.S. dollar basis. In addition, depending on the specific terms of a currency-linked note, changes in exchange rates relating to any of the relevant currencies could result in a decrease in its effective yield and in your loss of all or a substantial portion of the value of that note.

               There May Be Specific Exchange Rate Risks Applicable to Warrants and Purchase Contracts. Fluctuations in the rates of exchange between U.S. dollars and any other currency (a) in which the exercise price of a warrant or the purchase price of a purchase contract is payable, (b) in which the value of the property underlying a warrant or purchase contract is quoted or (c) to be purchased or sold by exercise of a warrant or pursuant to a purchase contract or in the rates of exchange among any of these foreign currencies may change the value of a warrant, a purchase contract or a unit that includes a warrant or purchase contract. You could lose money on your investment as a result of these fluctuations, even if the spot price of the property underlying the warrant or purchase contract were such that the warrant or purchase contract appeared to be "in the money."

                We Have No Control Over Exchange Rates. Foreign exchange rates can either float or be fixed by sovereign governments. Exchange rates of most economically developed nations are permitted to fluctuate in value relative to the U.S. dollar and to each other. However, from time to time governments may use a variety of techniques, such as intervention by a country's central bank or the imposition of regulatory controls or taxes, to influence the exchange rates of their currencies. Governments may also issue a new currency to replace an existing currency or alter the exchange rate or relative exchange characteristics by a devaluation or revaluation of a currency. These governmental actions could change or interfere with currency valuations and currency fluctuations that would otherwise occur in response to economic forces, as well as in response to the movement of currencies across borders.

               As a consequence, these government actions could adversely affect the U.S. dollar-equivalent yields or payouts for (a) notes denominated or payable in currencies other than U.S. dollars, (b) currency-linked notes,
(c) warrants or purchase contracts where the exercise price or the purchase price is denominated in a foreign currency or where the value of the property underlying the warrants or purchase contracts is quoted in a foreign currency and (d) warrants or purchase contracts to purchase or sell foreign currency.

               We will not make any adjustment or change in the terms of the notes, units or any security included in a unit in the event that exchange rates should become fixed, or in the event of any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes, or in the event of other developments affecting the U.S. dollar or any applicable foreign currency. You will bear those risks.

               Some Foreign Currencies May Become Unavailable. Governments have imposed from time to time, and may in the future impose, exchange controls that could also affect the availability of a specified foreign currency. Even if there are no actual exchange controls, it is possible that the applicable currency for any security not denominated in U.S. dollars would not be available when payments on that security are due.

               Alternative Payment Method Used if Payment Currency Becomes Unavailable. If a payment currency is unavailable, we would make required payments in U.S. dollars on the basis of the market exchange rate. However, if the applicable currency for any security is not available because the euro has been substituted for that currency, we would make the payments in euro. The mechanisms for making payments in these alternative currencies are explained in "Description of Notes--Interest and Principal Payments" below.

               We Will Provide Currency Exchange Information in Pricing Supplements. The applicable pricing supplement will include information regarding current applicable exchange controls, if any, and historic exchange rate information for any note, unit or security included in a unit denominated or payable in a foreign currency or requiring payments that are related to the value of a foreign currency. That information will be furnished only for information purposes. You should not assume that any historic information concerning currency exchange rates will be representative of the range of or trends in fluctuations in currency exchange rates that may occur in the future.

Currency Conversions May Affect Payments on Some Securities

               The applicable pricing supplement may provide for (1) payments on a non-U.S. dollar denominated note, unit or any security included in a unit to be made in U.S. dollars or (2) payments on a U.S. dollar denominated note, unit or any security included in a unit to be made in a currency other than U.S. dollars. In these cases, Morgan Stanley & Co. Incorporated, in its capacity as exchange rate agent, or a different exchange rate agent identified in the pricing supplement, will convert the currencies. You will bear the costs of conversion through deductions from those payments.

Exchange Rates May Affect the Value of a New York Judgment Involving Non-U.S. Dollar Securities

               The notes, units, universal warrants and purchase contracts will be governed by and construed in accordance with the laws of the State of New York. Unlike many courts in the United States outside the State of New York, the courts in the State of New York customarily enter judgments or decrees for money damages in the foreign currency in which notes, units, universal warrants and purchase contracts are denominated. These amounts would then be converted into U.S. dollars at the rate of exchange in effect on the date the judgment or decree is entered. You would bear the foreign currency risk during litigation.

Additional risks specific to particular securities issued under our Series C program will be detailed in the applicable pricing supplements.


                           DESCRIPTION OF NOTES

               Investors should carefully read the general terms and provisions of our debt securities in "Description of Debt Securities" in the prospectus. This section supplements that description. The pricing supplement will add specific terms for each issuance of notes and may modify or replace any of the information in this section and in "Description of Debt Securities" in the prospectus. If a note is offered as part of a unit, investors should also review the information in "Description of Units" in the prospectus and in this prospectus supplement.

               The following terms used in this section are defined in the indicated sections of the accompanying prospectus:

               o Capital Units ("Description of Capital Stock -- Outstanding
                 Capital Stock")
               o Senior Debt Indenture ("Description of Debt Securities --
                 Indentures")
               o senior indebtedness ("Description of Debt Securities --
                 Subordination Provisions")
               o Subordinated Debt Indenture ("Description of Debt Securities
                 -- Indentures")

General Terms of Notes

              We may issue notes under the Senior Debt Indenture or the Subordinated Debt Indenture. The Series C medium- term notes issued under each indenture, together with our Series D and Series E global medium-term notes, referred to below under "Plan of Distribution," will constitute a single series under that indenture, together with any medium-term notes we issue in the future under that indenture that we designate as being part of that series.

               Outstanding Indebtedness of MSDW. Neither indenture limits the amount of additional indebtedness that we may incur. At February 28, 1999, we had approximately $35.9 billion aggregate principal amount of debt securities outstanding under the Senior Debt Indenture and approximately $88.7 million aggregate principal amount of debt securities outstanding under the Subordinated Debt Indenture. For the purposes of this paragraph, these amounts include, (1) for any debt security sold with original issue discount, only the issue price of that debt security and (2) for any debt security denominated in a foreign currency, the U.S. dollar equivalent on the date of issue of the issue price of that debt security.

               Ranking. Notes issued under the Senior Debt Indenture will rank on a parity with all other senior indebtedness of MSDW and with all other unsecured and unsubordinated indebtedness of MSDW, subject to statutory exceptions in the event of liquidation upon insolvency. Notes issued under the Subordinated Debt Indenture will rank on a parity with all other subordinated indebtedness of MSDW and, together with all other subordinated indebtedness, will be subordinated in right of payment to the prior payment in full of our senior indebtedness. See "Description of Debt Securities -- Subordination Provisions" in the prospectus. At November 30, 1998, we had outstanding approximately $36.1 billion of senior indebtedness, approximately $83.5 million of subordinated indebtedness and approximately $999 million of Capital Units ($352 million of which were redeemed effective March 1, 1999).

               Terms Specified in Pricing Supplements. A pricing supplement will specify the following terms of any issuance of our Series C medium-term notes to the extent applicable:

               o the specific designation of the notes;

               o the issue price;

               o the aggregate principal amount;

               o the denominations or minimum denominations;

               o the original issue date;

               o whether the notes are senior or subordinated;

               o the stated maturity date and any terms related to any
                 extension of the maturity date;

               o whether the notes are fixed rate notes, floating rate notes, notes with original issue discount and/or amortizing notes;

               o for fixed rate notes, the rate per year at which the notes will bear interest, if any, or the method of calculating that rate and the dates on which interest will be payable;

               o for floating rate notes, the base rate, the index maturity, the spread, the spread multiplier, the initial interest rate, the interest reset periods, the interest payment dates, the maximum interest rate, the minimum interest rate and any other terms relating to the particular method of calculating the interest rate for the note;

               o if the note is an amortizing note, the amortization schedule;

               o whether the notes may be redeemed, in whole or in part, at our option or repaid at your option, prior to the stated maturity date, and the terms of any redemption or repayment;

               o whether the notes are currency-linked notes and/or notes linked to commodity prices, single securities, baskets of securities or indices;

               o the terms on which holders of the notes may convert or
                 exchange them into or for stock or other securities of entities not affiliated with us or any other property, any specific terms relating to the adjustment of the conversion or exchange feature and the period during which the holders may effect the conversion or exchange;

               o whether the notes are renewable notes;

               o if any note is not denominated and payable in U.S. dollars, the currency or currencies in which the principal, premium, if any, and interest, if any, will be paid, which we refer to as the "specified currency," along with any other terms relating to the non-U.S. dollar denomination, including exchange rates as against the U.S. dollar at selected times during the last five years and any exchange controls affecting that specified currency;

               o whether the notes will be listed on any stock exchange;

               o whether the notes will be issued in book-entry or
                 certificated form; and

               o any other terms on which we will issue the notes.

               Some Definitions. We have defined some of the terms that we use frequently in this prospectus supplement below:

               A "business day" means any day, other than a Saturday or Sunday, (a) that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close (x) in The City of New York or (y) for notes denominated in a specified currency other than U.S. dollars, Australian dollars or euro, in the principal financial center of the country of the specified currency or (z) for notes denominated in Australian dollars, in Sydney, and (b) for notes denominated in euro, that is also a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer System, which is commonly referred to as "TARGET," is operating.

               "Depositary" means The Depository Trust Company, New York, New York.

               "Euro LIBOR notes" means LIBOR notes for which the index currency is euros.

               An "interest payment date" for any note means a date on which, under the terms of that note, regularly scheduled interest is payable.

               "London banking day" means any day on which dealings in deposits in the relevant index currency are transacted in the London interbank market.

               The "record date" for any interest payment date is the date 15 calendar days prior to that interest payment date, whether or not that date is a business day.

               "TARGET Settlement Day" means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer System is open.

               References in this prospectus supplement to "U.S. dollars" or "U.S.$" or "$" are to the currency of the United States of America.

Forms of Notes

               We will offer the notes on a continuing basis and will issue notes only in fully registered form either as book-entry notes or as certificated notes. We may issue the notes either alone or as part of a unit.

               Book-Entry Notes. For notes in book-entry form, MSDW will issue one or more global certificates representing the entire issue of notes. Except as set forth in the prospectus under "Forms of Securities -- Global Securities," you may not exchange book-entry notes or interests in book-entry notes for certificated notes.

               Each global note certificate representing book-entry notes will be deposited with, or on behalf of, the Depositary and registered in the name of a nominee of the Depositary. These certificates name the Depositary or its nominee as the owner of the notes. The Depositary maintains a computerized system that will reflect the interests held by its participants in the global notes. An investor's beneficial interest will be reflected in the records of the Depositary's direct or indirect participants through an account maintained by the investor with its broker/dealer, bank, trust company or other representative. A further description of the Depositary's procedures for global notes representing book-entry notes is set forth in the prospectus under "Forms of Securities--Global Securities." The Depositary has confirmed to MSDW, the agents and each trustee that it intends to follow these procedures.

               Certificated Notes. If we issue notes in certificated form, the certificate will name the investor or the investor's nominee as the owner of the note. The person named in the note register will be considered the owner of the note for all purposes under the indenture. For example, if we need to ask the holders of the notes to vote on a proposed amendment to the notes, the person named in the note register will be asked to cast any vote regarding that note. If you have chosen to have some other entity hold the certificates for you, that entity will be considered the owner of your note in our records and will be entitled to cast the vote regarding your note. You may not exchange certificated notes for book-entry notes or interests in book-entry notes.

               Denominations.  MSDW will issue the notes:

               o for U.S. dollar-denominated notes, in denominations of $1,000 or any amount greater than $1,000 that is an integral multiple of $1,000; or

               o for notes denominated in a specified currency other than U.S.
                 dollars, in denominations of the equivalent of $1,000, rounded to an integral multiple of 1,000 units of the specified currency, or any larger integral multiple of 1,000 units of the specified currency, as determined by reference to the market exchange rate, as defined under "-- Interest and Principal Payments -- Unavailability of Foreign Currency" below, on the business day immediately preceding the date of issuance.

Interest and Principal Payments

               Payments, Exchanges and Transfers. Holders may present notes for payment of principal, premium, if any, and interest, if any, register the transfer of the notes and exchange the notes at the agency in the Borough of Manhattan, The City of New York, maintained by MSDW for that purpose.
However, holders of global notes may transfer and exchange global notes only in the manner and to the extent set forth under "Forms of Securities -- Global Securities" in the prospectus. On the date of this prospectus supplement, the agent for the payment, transfer and exchange of the notes is The Chase Manhattan Bank, acting through its corporate trust office at 450 West 33rd Street, New York, New York 10001. We refer to The Chase Manhattan Bank, acting in this capacity, as the paying agent.

               We will not be required to:

               o register the transfer of or exchange any note if the holder has exercised the holder's right, if any, to require us to repurchase the note, in whole or in part, except the portion of the note not required to be repurchased,

               o register the transfer of or exchange notes to be redeemed for a period of fifteen calendar days preceding the mailing of the relevant notice of redemption, or

               o register the transfer of or exchange any registered note selected for redemption in whole or in part, except the unredeemed or unpaid portion of that registered note being redeemed in part.

               No service charge will be made for any registration or transfer or exchange of notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with the registration of transfer or exchange of notes.

               Although we anticipate making payments of principal, premium, if any, and interest, if any, on most notes in U.S. dollars, some notes may be payable in foreign currencies as specified in the applicable pricing supplement. Currently, few facilities exist in the United States to convert U.S. dollars into foreign currencies and vice versa. In addition, most U.S. banks do not offer non-U.S. dollar denominated checking or savings account facilities. Accordingly, unless alternative arrangements are made, we will pay principal, premium, if any, and interest, if any, on notes that are payable in a foreign currency to an account at a bank outside the United States, which, in the case of a note payable in euro, will be made by credit or transfer to a euro account specified by the payee in a country for which the euro is the lawful currency.

               Recipients of Payments. The paying agent will pay interest to the person in whose name the note is registered at the close of business on the applicable record date. However, upon maturity, redemption or repayment, the paying agent will pay any interest due to the person to whom it pays the principal of the note. The paying agent will make the payment of interest on the date of maturity, redemption or repayment, whether or not that date is an interest payment date. The paying agent will make the initial interest payment on a note on the first interest payment date falling after the date of issuance, unless the date of issuance is less than 15 calendar days before an interest payment date. In that case, the paying agent will pay interest or, in the case of an amortizing note, principal and interest, on the next succeeding interest payment date to the holder of record on the record date corresponding to the succeeding interest payment date.

               Book-Entry Notes. The paying agent will make payments of principal, premium, if any, and interest, if any, to the account of the Depositary, as holder of book-entry notes, by wire transfer of immediately available funds. We expect that the Depositary, upon receipt of any payment, will immediately credit its participants' accounts in amounts proportionate to their respective beneficial interests in the book-entry notes as shown on the records of the Depositary. We also expect that payments by the Depositary's participants to owners of beneficial interests in the book-entry notes will be governed by standing customer instructions and customary practices and will be the responsibility of those participants.

               Certificated Notes. Except as indicated below for payments of interest at maturity, redemption or repayment, the paying agent will make U.S. dollar payments of interest either:

               o by check mailed to the address of the person entitled to payment as shown on the note register; or

               o for a holder of at least $10,000,000 in aggregate principal amount of certificated notes having the same interest payment date, by wire transfer of immediately available funds, if the holder has given written notice to the paying agent not later than 15 calendar days prior to the applicable interest payment date.

U.S. dollar payments of principal, premium, if any, and interest, if any, upon maturity, redemption or repayment on a note will be made in immediately available funds against presentation and surrender of the note.

               Payment Procedures for Book-Entry Notes Denominated in a Foreign Currency. Book-entry notes payable in a specified currency other than U.S. dollars will provide that a beneficial owner of interests in those notes may elect to receive all or a portion of the payments of principal, premium, if any, or interest, if any, in U.S. dollars. In those cases, the Depositary will elect to receive all payments with respect to the beneficial owner's interest in the notes in U.S. Dollars, unless the beneficial owner takes the following steps:

               o The beneficial owner must give complete instructions to the direct or indirect participant through which it holds the book-entry notes of its election to receive those payments in the specified currency other than U.S. dollars by wire transfer to an account specified by the beneficial owner with a bank located outside the United States. In the case of a note payable in euro, the account must be a euro account in a country for which the euro is the lawful currency.

               o The participant must notify the Depositary of the beneficial owner's election on or prior to the third business day after the applicable record date, for payments of interest, and on or prior to the twelfth business day prior to the maturity date or any redemption or repayment date, for payment of principal or premium.

               o The Depositary will notify the paying agent of the beneficial owner's election on or prior to the fifth business day after the applicable record date, for payments of interest, and on or prior to the tenth business day prior to the maturity date or any redemption or repayment date, for payment of principal or premium.

               Beneficial owners should consult their participants in order to ascertain the deadline for giving instructions to participants in order to ensure that timely notice will be delivered to the Depositary.

               Payment Procedures for Certificated Notes Denominated in a Foreign Currency. For certificated notes payable in a specified currency other than U.S. dollars, the notes may provide that the holder may elect to receive all or a portion of the payments on those notes in U.S. dollars. To do so, the holder must send a written request to the paying agent:

               o for payments of interest, on or prior to the fifth business day after the applicable record date; or

               o for payments of principal, at least ten business days prior to the maturity date or any redemption or repayment date.

To revoke this election for all or a portion of the payments on the certificated notes, the holder must send written notice to the paying agent:

               o at least five business days prior to the applicable record date, for payment of interest; or

               o at least ten calendar days prior to the maturity date or any redemption or repayment date, for payments of principal.

If the holder does not elect to be paid in U.S. dollars, the paying agent will pay the principal, premium, if any, or interest, if any, on the certificated notes:

               o by wire transfer of immediately available funds in the
                 specified currency to the holder's account at a bank located outside the United States, and in the case of a note payable in euro, in a country for which the euro is the lawful currency, if the paying agent has received the holder's written wire transfer instructions not less than 15 calendar days prior to the applicable payment date; or

               o by check payable in the specified currency mailed to the address of the person entitled to payment that is specified in the note register, if the holder has not provided wire instructions.

However, the paying agent will only pay the principal of the certificated notes, any premium and interest, if any, due at maturity, or on any redemption or repayment date, upon surrender of the certificated notes at the office or agency of the paying agent.

               Determination of Exchange Rate for Payments in U.S. Dollars for Notes Denominated in a Foreign Currency. The exchange rate agent will convert the specified currency into U.S. dollars for holders who elect to receive payments in U.S. dollars and for beneficial owners of book-entry notes that do not follow the procedures we have described immediately above. The conversion will be based on the highest bid quotation in The City of New York received by the exchange rate agent at approximately 11:00 a.m., New York City time, on the second business day preceding the applicable payment date from three recognized foreign exchange dealers for the purchase by the quoting dealer:

               o of the specified currency for U.S. dollars for settlement on the payment date;

               o in the aggregate amount of the specified currency payable to those holders or beneficial owners of notes; and

               o at which the applicable dealer commits to execute a contract.

One of the dealers providing quotations may be the exchange rate agent unless the exchange rate agent is our affiliate. If those bid quotations are not available, payments will be made in the specified currency. The holders or beneficial owners of notes will pay all currency exchange costs by deductions from the amounts payable on the notes.

               Unavailability of Foreign Currency. The relevant specified currency may not be available to us for making payments of principal of, premium, if any, or interest, if any, on any note. This could occur due to the imposition of exchange controls or other circumstances beyond our control or if the specified currency is no longer used by the government of the country issuing that currency or by public institutions within the international banking community for the settlement of transactions. If the specified currency is unavailable, we may satisfy our obligations to holders of the notes by making those payments on the date of payment in U.S. dollars on the basis of the noon dollar buying rate in The City of New York for cable transfers of the currency or currencies in which a payment on any note was to be made, published by the Federal Reserve Bank of New York, which we refer to as the "market exchange rate." If that rate of exchange is not then available or is not published for a particular payment currency, the market exchange rate will be based on the highest bid quotation in The City of New York received by the exchange rate agent at approximately 11:00 a.m., New York City time, on the second business day preceding the applicable payment date from three recognized foreign exchange dealers for the purchase by the quoting dealer:

               o of the specified currency for U.S. dollars for settlement on the payment date;

               o in the aggregate amount of the specified currency payable to those holders or beneficial owners of notes; and

               o at which the applicable dealer commits to execute a contract.

One of the dealers providing quotations may be the exchange rate agent unless the exchange rate agent is our affiliate. If those bid quotations are not available, the exchange rate agent will determine the market exchange rate at its sole discretion.

               These provisions do not apply if a specified currency is unavailable because it has been replaced by the euro. If the euro has been substituted for a specified currency, MSDW may at its option, or will, if required by applicable law, without the consent of the holders of the affected notes, pay the principal of, premium, if any, or interest, if any, on any note denominated in the specified currency in euro instead of the specified currency, in conformity with legally applicable measures taken pursuant to, or by virtue of, the treaty establishing the European Community, as amended by the treaty on European Union. Any payment made in U.S. dollars or in euro as described above where the required payment is in an unavailable specified currency will not constitute an event of default.

               Discount Notes. Some notes may be considered to be issued with original issue discount, which must be included in income for United States federal income tax purposes at a constant yield. See "United States Federal Taxation -- Notes -- Discount Notes" below. If the principal of any note that is considered to be issued with original issue discount is declared to be due and payable immediately as described under "Description of Debt Securities -- Events of Default" in the prospectus, the amount of principal due and payable on that note will be limited to:

               o the aggregate principal amount of the note multiplied by the sum of

               o its issue price, expressed as a percentage of the aggregate principal amount, plus

               o the original issue discount amortized from the date of issue to the date of declaration, expressed as a percentage of the aggregate principal amount.

The amortization will be calculated using the "interest method," computed in accordance with generally accepted accounting principles in effect on the date of declaration. See the applicable pricing supplement for any special considerations applicable to these notes.

Fixed Rate Notes

               Each fixed rate note will bear interest from the date of issuance at the annual rate stated on its face until the principal is paid or made available for payment.

               How Interest Is Calculated. Interest on fixed rate notes will be computed on the basis of a 360-day year of twelve 30-day months.

               How Interest Accrues. Interest on fixed rate notes will accrue from and including the most recent interest payment date to which interest has been paid or duly provided for, or, if no interest has been paid or duly provided for, from and including the issue date or any other date specified in a pricing supplement on which interest begins to accrue. Interest will accrue to but excluding the next interest payment date, or, if earlier, the date on which the principal has been paid or duly made available for payment, except as described below under "If a Payment Date is Not a Business Day."

               When Interest Is Paid. Payments of interest on fixed rate notes will be made on the interest payment dates specified in the applicable pricing supplement. However, if the first interest payment date is less than 15 days after the date of issuance, interest will not be paid on the first interest payment date, but will be paid on the second interest payment date.

               Amount of Interest Payable. Interest payments for fixed rate notes will include accrued interest from and including the date of issue or from and including the last date in respect of which interest has been paid, as the case may be, to but excluding the relevant interest payment date or date of maturity or earlier redemption or repayment, as the case may be.

               If a Payment Date is Not a Business Day. If any scheduled interest payment date is not a business day, MSDW will pay interest on the next business day, but interest on that payment will not accrue during the period from and after the scheduled interest payment date. If the scheduled maturity date or date of redemption or repayment is not a business day, MSDW may pay interest and principal and premium, if any, on the next succeeding business day, but interest on that payment will not accrue during the period from and after the scheduled maturity date or date of redemption or repayment.

               Amortizing Notes. A fixed rate note may pay a level amount in respect of both interest and principal amortized over the life of the note. Payments of principal and interest on amortizing notes will be made on the interest payment dates specified in the applicable pricing supplement, and at maturity or upon any earlier redemption or repayment. Payments on amortizing notes will be applied first to interest due and payable and then to the reduction of the unpaid principal amount. We will provide to the original purchaser, and will furnish to subsequent holders upon request to us, a table setting forth repayment information for each amortizing note.

Floating Rate Notes

               Each floating rate note will mature on the date specified in the applicable pricing supplement.

               Each floating rate note will bear interest at a floating rate determined by reference to an interest rate or interest rate formula, which we refer to as the "base rate." The base rate may be one or more of the following:

               o the CD rate,

               o the commercial paper rate,

               o EURIBOR,

               o the federal funds rate,

               o LIBOR,

               o the prime rate,

               o the Treasury rate,

               o the CMT rate, or

               o any other rate or interest rate formula specified in the applicable pricing supplement and in the floating rate note.

               Formula for Interest Rates. The interest rate on each floating rate note will be calculated by reference to:

               o the specified base rate based on the index maturity,

               o plus or minus the spread, if any, and/or

               o multiplied by the spread multiplier, if any.

               For any floating rate note, "index maturity" means the period of maturity of the instrument or obligation from which the base rate is calculated and will be specified in the applicable pricing supplement. The "spread" is the number of basis points (one one-hundredth of a percentage point) specified in the applicable pricing supplement to be added to or subtracted from the base rate for a floating rate note. The "spread multiplier" is the percentage specified in the applicable pricing supplement to be applied to the base rate for a floating rate note.

               Limitations on Interest Rate. A floating rate note may also have either or both of the following limitations on the interest rate:

               o a maximum limitation, or ceiling, on the rate of interest which may accrue during any interest period, which we refer to as the "maximum interest rate;"

               o a minimum limitation, or floor, on the rate of interest that may accrue during any interest period, which we refer to as the "minimum interest rate."

Any applicable maximum interest rate or minimum interest rate will be set forth in the pricing supplement.

               In addition, the interest rate on a floating rate note may not be higher than the maximum rate permitted by New York law, as that rate may be modified by United States law of general application. Under current New York law, the maximum rate of interest, subject to some exceptions, for any loan in an amount less than $250,000 is 16% and for any loan in the amount of $250,000 or more but less than $2,500,000 is 25% per annum on a simple interest basis. These limits do not apply to loans of $2,500,000 or more.

               How Floating Interest Rates Are Reset. The interest rate in effect from the date of issue to the first interest reset date for a floating rate note will be the initial interest rate specified in the applicable pricing supplement. We refer to this rate as the "initial interest rate."
The interest rate on each floating rate note may be reset daily, weekly, monthly, quarterly, semiannually or annually. This period is the "interest reset period" and the first day of each interest reset period is the "interest reset date." The "interest determination date" for any interest reset date is the day the calculation agent will refer to when determining the new interest rate at which a floating rate will reset, and is applicable as follows:

               o for CD rate notes, commercial paper rate notes, federal funds rate notes, prime rate notes and CMT rate notes, the interest determination date will be the second business day prior to the interest reset date;

               o for EURIBOR notes or Euro LIBOR notes, the interest
                 determination date will be the second TARGET Settlement Day, as defined under "-- General Terms of Notes -- Some Definitions," prior to the interest reset date;

               o for LIBOR notes (other than Euro LIBOR notes), the interest determination date will be the second London banking day prior to the interest reset date, except that the interest determination date pertaining to an interest reset date for a LIBOR note for which the index currency is pounds sterling will be the interest reset date; and

               o for Treasury rate notes, the interest determination date will be the day of the week in which the interest reset date falls on which Treasury bills would normally be auctioned.

Treasury bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, but the auction may be held on the preceding Friday. If, as the result of a legal holiday, the auction is held on the preceding Friday, that Friday will be the interest determination date pertaining to the interest reset date occurring in the next succeeding week. If an auction falls on a day that is an interest reset date, that interest reset date will be the next following business day.

               The interest reset dates will be specified in the applicable pricing supplement. If an interest reset date for any floating rate note falls on a day that is not a business day, it will be postponed to the following business day, except that, in the case of a EURIBOR note or a LIBOR note, if that business day is in the next calendar month, the interest reset date will be the immediately preceding business day.

               The interest rate in effect for the ten calendar days immediately prior to maturity, redemption or repayment will be the one in effect on the tenth calendar day preceding the maturity, redemption or repayment date.

               In the detailed descriptions of the various base rates which follow, the "calculation date" pertaining to an interest determination date means the earlier of (1) the tenth calendar day after that interest determination date, or, if that day is not a business day, the next succeeding business day, and (2) the business day preceding the applicable interest payment date or maturity date or, for any principal amount to be redeemed or repaid, any redemption or repayment date.

               How Interest Is Calculated. Interest on floating rate notes will accrue from and including the most recent interest payment date to which interest has been paid or duly provided for, or, if no interest has been paid or duly provided for, from and including the issue date or any other date specified in a pricing supplement on which interest begins to accrue. Interest will accrue to but excluding the next interest payment date or, if earlier, the date on which the principal has been paid or duly made available for payment, except as described below under "If a Payment Date is Not a Business Day."

               The applicable pricing supplement will specify a calculation agent for any issue of floating rate notes. Upon the request of the holder of any floating rate note, the calculation agent will provide the interest rate then in effect and, if determined, the interest rate that will become effective on the next interest reset date for that floating rate note.

               For a floating rate note, accrued interest will be calculated by multiplying the principal amount of the floating rate note by an accrued interest factor. This accrued interest factor will be computed by adding the interest factors calculated for each day in the period for which interest is being paid. The interest factor for each day is computed by dividing the interest rate applicable to that day:

               o by 360, in the case of CD rate notes, commercial paper rate notes, EURIBOR notes, federal funds rate notes, LIBOR notes, except for LIBOR notes denominated in pounds sterling, and prime rate notes;

               o by 365, in the case of LIBOR notes denominated in pounds sterling; or

               o by the actual number of days in the year, in the case of
                 Treasury rate notes and CMT rate notes.

For these calculations, the interest rate in effect on any interest reset date will be the applicable rate as reset on that date. The interest rate applicable to any other day is the interest rate from the immediately preceding interest reset date or, if none, the initial interest rate.

               All percentages used in or resulting from any calculation of the rate of interest on a floating rate note will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point (.0000001), with five one-millionths of a percentage point rounded upward, and all U.S. dollar amounts used in or resulting from these calculations on floating rate notes will be rounded to the nearest cent, with one-half cent rounded upward.

               When Interest Is Paid. MSDW will pay interest on floating rate notes on the interest payment dates specified in the applicable pricing supplement. However, if the first interest payment date is less than 15 days after the date of issuance, interest will not be paid on the first interest payment date, but will be paid on the second interest payment date.

               If a Payment Date is Not a Business Day. If any scheduled interest payment date, other than the maturity date or any earlier redemption or repayment date, for any floating rate note falls on a day that is not a business day, it will be postponed to the following business day, except that, in the case of a EURIBOR note or a LIBOR note, if that business day would fall in the next calendar month, the interest payment date will be the immediately preceding business day. If the scheduled maturity date or any earlier redemption or repayment date of a floating rate note falls on a day that is not a business day, the payment of principal, premium, if any, and interest, if any, will be made on the next succeeding business day, but interest on that payment will not accrue during the period from and after the maturity, redemption or repayment date.

Base Rates

               CD Rate Notes

               CD rate notes will bear interest at the interest rates specified in the CD rate notes and in the applicable pricing supplement.
Those interest rates will be based on the CD rate and any spread and/or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.

               "CD rate" means, for any interest determination date, the rate on that date for negotiable certificates of deposit having the index maturity specified in the applicable pricing supplement as published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates," or any successor publication of the Board of Governors of the Federal Reserve System ("H.15(519)") under the heading "CDs (Secondary Market)."

               The following procedures will be followed if the CD rate cannot be determined as described above:

               o If the above rate is not published in H.15(519) by 9:00 a.m.,
                 New York City time, on the calculation date, the CD rate will be the rate on that interest determination date set forth in the daily update of H.15(519), available through the world wide website of the Board of Governors of the Federal Reserve System at http://www.bog.frb.fed.us/releases/h15/update, or any successor site or publication, which is commonly referred to as the "H.15 Daily Update," for the interest determination date for certificates of deposit having the index maturity specified in the applicable pricing supplement, under the caption "CDs (Secondary Market)."

               o If the above rate is not yet published in either H.15(519) or the H.15 Daily Update by 3:00 p.m., New York City time, on the calculation date, the calculation agent will determine the CD rate to be the arithmetic mean of the secondary market offered rates as of 10:00 a.m., New York City time, on that interest determination date of three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in The City of New York selected by the calculation agent, after consultation with us, for negotiable certificates of deposit of major United States money center banks of the highest credit standing in the market for negotiable certificates of deposit with a remaining maturity closest to the index maturity specified in the applicable pricing supplement in an amount that is representative for a single transaction in that market at that time.

               o If the dealers selected by the calculation agent are not quoting as set forth above, the CD rate will remain the CD rate for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest payable will be the initial interest rate.

               Commercial Paper Rate Notes

               Commercial paper rate notes will bear interest at the interest rates specified in the commercial paper rate notes and in the applicable pricing supplement. Those interest rates will be based on the commercial paper rate and any spread and/or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.

               The "commercial paper rate" means, for any interest determination date, the money market yield, calculated as described below, of the rate on that date for commercial paper having the index maturity specified in the applicable pricing supplement, as that rate is published in H.15(519), under the heading "Commercial Paper -- Nonfinancial."

               The following procedures will be followed if the commercial paper rate cannot be determined as described above:

               o If the above rate is not published by 9:00 a.m., New York
                 City time, on the calculation date, then the commercial paper rate will be the money market yield of the rate on that interest determination date for commercial paper of the index maturity specified in the applicable pricing supplement as published in the H.15 Daily Update under the heading "Commercial Paper -- Nonfinancial."

               o If by 3:00 p.m., New York City time, on that calculation date the rate is not yet published in either H.15(519) or the
                 H.15 Daily Update, then the calculation agent will determine the commercial paper rate to be the money market yield of the arithmetic mean of the offered rates as of 11:00 a.m., New York City time, on that interest determination date of three leading dealers of commercial paper in The City of New York selected by the calculation agent, after consultation with us, for commercial paper of the index maturity specified in the applicable pricing supplement, placed for an industrial issuer whose bond rating is "AA," or the equivalent, from a nationally recognized statistical rating agency.

               o If the dealers selected by the calculation agent are not quoting as mentioned above, the commercial paper rate for that interest determination date will remain the commercial paper rate for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest payable will be the initial interest rate.

               The "money market yield" will be a yield calculated in accordance with the following formula:

                                   D x 360
           money market yield =  ----------- x  100
                                 360-(D x M)


               where "D" refers to the applicable per year rate for commercial paper quoted on a bank discount basis and expressed as a decimal and "M" refers to the actual number of days in the interest period for which interest is being calculated.

               EURIBOR Notes

               EURIBOR notes will bear interest at the interest rates specified in the EURIBOR notes and in the applicable pricing supplement. That interest rate will be based on EURIBOR and any spread and/or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.

               "EURIBOR" means, for any interest determination date, the rate for deposits in euros as sponsored, calculated and published jointly by the European Banking Federation and ACI - The Financial Market Association, or any company established by the joint sponsors for purposes of compiling and publishing those rates, for the index maturity specified in the applicable pricing supplement as that rate appears on the display on Bridge Telerate, Inc., or any successor service, on page 248 or any other page as may replace page 248 on that service, which is commonly referred to as "Telerate Page 248," as of 11:00 a.m. (Brussels time).

               The following procedures will be followed if the rate cannot be determined as described above:

               o If the above rate does not appear, the calculation agent will request the principal Euro-zone office of each of four major banks in the Euro-zone interbank market, as selected by the calculation agent, after consultation with us, to provide the calculation agent with its offered rate for deposits in euros, at approximately 11:00 a.m. (Brussels time) on the interest determination date, to prime banks in the Euro-zone interbank market for the index maturity specified in the applicable pricing supplement commencing on the applicable interest reset date, and in a principal amount not less than the equivalent of U.S.$1 million in euro that is representative of a single transaction in euro, in that market at that time. If at least two quotations are provided, EURIBOR will be the arithmetic mean of those quotations.

               o If fewer than two quotations are provided, EURIBOR will be the arithmetic mean of the rates quoted by four major banks in the Euro-zone, as selected by the calculation agent, after consultation with us, at approximately 11:00 a.m. (Brussels time), on the applicable interest reset date for loans in euro to leading European banks for a period of time equivalent to the index maturity specified in the applicable pricing supplement commencing on that interest reset date in a principal amount not less than the equivalent of U.S.$1 million in euro.

               o If the banks so selected by the calculation agent are not quoting as mentioned in the previous bullet point, the EURIBOR rate in effect for the applicable period will be the same as EURIBOR for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest will be the initial interest rate.

               "Euro-zone" means the region comprised of member states of the European Union that adopt the single currency in accordance with the treaty establishing the European Community, as amended by the treaty on European Union.

               Federal Funds Rate Notes

               Federal funds rate notes will bear interest at the interest rates specified in the federal funds rate notes and in the applicable pricing supplement. Those interest rates will be based on the federal funds rate and any spread and/or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.

               The "federal funds rate" means, for any interest determination date, the rate on that date for federal funds as published in H.15(519) under the heading "Federal Funds (Effective)" as displayed on Bridge Telerate, Inc., or any successor service, on page 120 or any other page as may replace the applicable page on that service, which is commonly referred to as "Telerate Page 120."

               The following procedures will be followed if the federal funds rate cannot be determined as described above:

               o If the above rate is not published by 9:00 a.m., New York
                 City time, on the calculation date, the federal funds rate will be the rate on that interest determination date as published in the H.15 Daily Update under the heading "Federal Funds/Effective Rate."

               o If that rate is not yet published in either H.15(519) or the
                 H.15 Daily Update by 3:00 p.m., New York City time, on the calculation date, the calculation agent will determine the federal funds rate to be the arithmetic mean of the rates for the last transaction in overnight federal funds by each of three leading brokers of federal funds transactions in The City of New York selected by the calculation agent, after consultation with us, prior to 9:00 a.m., New York City time, on that interest determination date.

               o If the brokers selected by the calculation agent are not quoting as mentioned above, the federal funds rate relating to that interest determination date will remain the federal funds rate for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest payable will be the initial interest rate.

               LIBOR Notes

               LIBOR notes will bear interest at the interest rates specified in the LIBOR notes and in the applicable pricing supplement. That interest rate will be based on London interbank offered rate, which is commonly referred to as "LIBOR," and any spread and/or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.

               The calculation agent will determine "LIBOR" for each interest determination date as follows:

               o As of the interest determination date, LIBOR will be either:

                  o if "LIBOR Reuters" is specified in the applicable pricing supplement, the arithmetic mean of the offered rates for deposits in the index currency having the index maturity designated in the applicable pricing supplement, commencing on the second London banking day immediately following that interest determination date, that appear on the Designated LIBOR Page, as defined below, as of 11:00 a.m., London time, on that interest determination date, if at least two offered rates appear on the Designated LIBOR Page; except that if the specified Designated LIBOR Page, by its terms provides only for a single rate, that single rate will be used; or

                  o if "LIBOR Telerate" is specified in the applicable pricing supplement, the rate for deposits in the index currency having the index maturity designated in the applicable pricing supplement, commencing on the second London banking day immediately following that interest determination date or, if pounds sterling is the index currency, commencing on that interest determination date, that appears on the Designated LIBOR Page at approximately 11:00 a.m., London time, on that interest determination date.

               o If (1) fewer than two offered rates appear and "LIBOR
                 Reuters" is specified in the applicable pricing supplement, or (2) no rate appears and the applicable pricing supplement specifies either (x) "LIBOR Telerate" or (y) "LIBOR Reuters" and the Designated LIBOR Page by its terms provides only for a single rate, then the calculation agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the calculation agent after consultation with us, to provide the calculation agent with its offered quotation for deposits in the index currency for the period of the index maturity specified in the applicable pricing supplement commencing on the second London banking day immediately following the interest determination date or, if pounds sterling is the index currency, commencing on that interest determination date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that interest determination date and in a principal amount that is representative of a single transaction in that index currency in that market at that time.

               o If at least two quotations are provided, LIBOR determined on that interest determination date will be the arithmetic mean of those quotations. If fewer than two quotations are provided, LIBOR will be determined for the applicable interest reset date as the arithmetic mean of the rates quoted at approximately 11:00 a.m., London time, or some other time specified in the applicable pricing supplement, in the applicable principal financial center for the country of the index currency on that interest reset date, by three major banks in that principal financial center selected by the calculation agent, after consultation with us, for loans in the index currency to leading European banks, having the index maturity specified in the applicable pricing supplement and in a principal amount that is representative of a single transaction in that index currency in that market at that time.

               o If the banks so selected by the calculation agent are not quoting as mentioned in the previous bullet point, LIBOR in effect for the applicable period will be the same as LIBOR for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest payable will be the initial interest rate.

               The "index currency" means the currency specified in the applicable pricing supplement as the currency for which LIBOR will be calculated, or, if the euro is substituted for that currency, the index currency will be the euro. If that currency is not specified in the applicable pricing supplement, the index currency will be U.S. dollars.

               "Designated LIBOR Page" means either (a) if "LIBOR Reuters" is designated in the applicable pricing supplement, the display on the Reuters Monitor Money Rates Service for the purpose of displaying the London interbank rates of major banks for the applicable index currency or its designated successor, or (b) if "LIBOR Telerate" is designated in the applicable pricing supplement, the display on Bridge Telerate Inc., or any successor service, on the page specified in the applicable pricing supplement, or any other page as may replace that page on that service, for the purpose of displaying the London interbank rates of major banks for the applicable index currency.

               If neither LIBOR Reuters nor LIBOR Telerate is specified in the applicable pricing supplement, LIBOR for the applicable index currency will be determined as if LIBOR Telerate were specified, and, if the U.S. dollar is the index currency, as if Page 3750, had been specified.

               Prime Rate Notes

               Prime rate notes will bear interest at the interest rates specified in the prime rate notes and in the applicable pricing supplement. That interest rate will be based on the prime rate and any spread and/or spread multiplier, and will be subject to the minimum interest rate and the maximum interest rate, if any.

               The "prime rate" means, for any interest determination date, the rate on that date as published in H.15(519) under the heading "Bank Prime Loan."

               The following procedures will be followed if the prime rate cannot be determined as described above:

               o If the rate is not published prior to 9:00 a.m., New York City time, on the calculation date, then the prime rate will be the rate on that interest determination date as published in H.15 Daily Update under the heading "Bank Prime Loan."

               o If the rate is not published prior to 3:00 p.m., New York City time, on the calculation date in either H.15(519) or the H.15 Daily Update, then the calculation agent will determine the prime rate to be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen USPRIME 1 Page, as defined below, as that bank's prime rate or base lending rate as in effect for that interest determination date.

               o If fewer than four rates appear on the Reuters Screen USPRIME 1
                 Page for that interest determination date, the calculation agent will determine the prime rate to be the arithmetic mean of the prime rates quoted on the basis of the actual number of days in the year divided by 360 as of the close of business on that interest determination date by at least three major banks in The City of New York selected by the calculation agent, after consultation with us.

               o If the banks selected are not quoting as mentioned above, the prime rate will remain the prime rate for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest payable will be the initial interest rate.

               "Reuters Screen USPRIME 1 Page" means the display designated as page "USPRIME 1" on the Reuters Monitor Money Rates Service, or any successor service, or any other page as may replace the USPRIME 1 Page on that service for the purpose of displaying prime rates or base lending rates of major United States banks.

               Treasury Rate Notes

               Treasury rate notes will bear interest at the interest rates specified in the Treasury rate notes and in the applicable pricing supplement. That interest rate will be based on the Treasury rate and any spread and/or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.

               "Treasury rate" means:

               o the rate from the auction held on the applicable interest determination date, which we refer to as the "auction," of direct obligations of the United States, which are commonly referred to as "Treasury Bills," having the index maturity specified in the applicable pricing supplement as that rate appears under the caption "INVESTMENT RATE" on the display on Bridge Telerate, Inc., or any successor service, on page 56 or any other page as may replace page 56 on that service, which we refer to as "Telerate Page 56," or page 57 or any other page as may replace page 57 on that service, which we refer to as "Telerate Page 57," or

               o if the rate described in the first bullet point is not
                 published by 3:00 p.m., New York City time, on the calculation date, the bond equivalent yield of the rate for the applicable Treasury Bills as published in the H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption "U.S. Government Securities/Treasury Bills/Auction High," or

               o if the rate described in the second bullet point is not
                 published by 3:00 p.m., New York City time, on the related calculation date, the bond equivalent yield of the auction rate of the applicable Treasury Bills, announced by the United States Department of the Treasury, or

               o in the event that the rate referred to in the third bullet point is not announced by the United States Department of the Treasury, or if the auction is not held, the bond equivalent yield of the rate on the applicable interest determination date of Treasury Bills having the index maturity specified in the applicable pricing supplement published in H.15(519) under the caption "U.S. Government Securities/Treasury Bills/Secondary Market," or

               o if the rate referred to in the fourth bullet point is not so published by 3:00 p.m., New York City time, on the related calculation date, the rate on the applicable interest determination date of the applicable Treasury Bills as published in H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption "U.S. Government Securities/Treasury Bills/Secondary Market," or

               o if the rate referred to in the fifth bullet point is not so published by 3:00 p.m., New York City time, on the related calculation date, the rate on the applicable interest determination date calculated by the calculation agent as the bond equivalent yield of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 p.m., New York City time, on the applicable interest determination date, of three primary United States government securities dealers, which may include the agent or its affiliates, selected by the calculation agent, for the issue of Treasury Bills with a remaining maturity closest to the index maturity specified in the applicable pricing supplement, or

               o if the dealers selected by the calculation agent are not quoting as mentioned in the sixth bullet point, the Treasury rate for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest payable will be the initial interest rate.

               The "bond equivalent yield" means a yield calculated in accordance with the following formula and expressed as a percentage:

                                        D x N
          Bond Equivalent Yield   = --------------
                                     360 - (D x M)


where "D" refers to the applicable per annum rate for Treasury Bills quoted on a bank discount basis, "N" refers to 365 or 366, as the case may be, and "M" refers to the actual number of days in the interest period for which interest is being calculated.

               CMT Rate Notes

               CMT rate notes will bear interest at the interest rates specified in the CMT rate notes and in the applicable pricing supplement. That interest rate will be based on the CMT rate and any spread and/or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.

               The "CMT rate" means, for any interest determination date, the rate displayed on the Designated CMT Telerate Page, as defined below, under the caption "... Treasury Constant Maturities ... Federal Reserve Board Release H.15... Mondays Approximately 3:45 p.m.," under the column for the Designated CMT Maturity Index, as defined below, for:

              (1) the rate on that interest determination date, if the Designated CMT Telerate Page is 7051; and

              (2) the week or the month, as applicable, ended immediately preceding the week in which the related interest determination date occurs, if the Designated CMT Telerate Page is 7052.

               The following procedures will be followed if the CMT rate cannot be determined as described above:

               o If that rate is no longer displayed on the relevant page, or if not displayed by 3:00 p.m., New York City time, on the related calculation date, then the CMT rate will be the Treasury Constant Maturity rate for the Designated CMT Maturity Index as published in the relevant H.15(519).

               o If the rate described in the immediately preceding sentence is no longer published, or if not published by 3:00 p.m., New York City time, on the related calculation date, then the CMT rate will be the Treasury Constant Maturity rate for the Designated CMT Maturity Index or other United States Treasury rate for the Designated CMT Maturity Index on the interest determination date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the calculation agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in the relevant H.15(519).

               o If the information described in the immediately preceding sentence is not provided by 3:00 p.m., New York City time, on the related calculation date, then the calculation agent will determine the CMT rate to be a yield to maturity, based on the arithmetic mean of the secondary market closing offer side prices as of approximately 3:30 p.m., New York City time, on the interest determination date, reported, according to their written records, by three leading primary United States government securities dealers, which we refer to as a "reference dealer," in The City of New York, which may include an agent or other affiliates of ours, selected by the calculation agent as described in the following sentence. The calculation agent will select five reference dealers, after consultation with us, and will eliminate the highest quotation or, in the event of equality, one of the highest, and the lowest quotation or, in the event of equality, one of the lowest, for the most recently issued direct noncallable fixed rate obligations of the United States, which are commonly referred to as "Treasury notes," with an original maturity of approximately the Designated CMT Maturity Index and a remaining term to maturity of not less than that Designated CMT Maturity Index minus one year. If two Treasury notes with an original maturity as described above have remaining terms to maturity equally close to the Designated CMT Maturity Index, the quotes for the Treasury note with the shorter remaining term to maturity will be used.

               o If the calculation agent cannot obtain three Treasury notes quotations as described in the immediately preceding sentence, the calculation agent will determine the CMT rate to be a yield to maturity based on the arithmetic mean of the secondary market offer side prices as of approximately 3:30 p.m., New York City time, on the interest determination date of three reference dealers in The City of New York, selected using the same method described in the immediately preceding sentence, for Treasury notes with an original maturity equal to the number of years closest to but not less than the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in an amount of at least $100,000,000.

               o If three or four (and not five) of the reference dealers are quoting as described above, then the CMT rate will be based on the arithmetic mean of the offer prices obtained and neither the highest nor the lowest of those quotes will be eliminated.

               o If fewer than three reference dealers selected by the
                 calculation agent are quoting as described above, the CMT rate will be the CMT rate for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest payable will be the initial interest rate.

               "Designated CMT Telerate Page" means the display on Bridge Telerate, Inc., or any successor service, on the page designated in the applicable pricing supplement or any other page as may replace that page on that service for the purpose of displaying Treasury Constant Maturities as reported in H.15(519). If no page is specified in the applicable pricing supplement, the Designated CMT Telerate Page will be 7052, for the most recent week.

               "Designated CMT Maturity Index" means the original period to maturity of the U.S. Treasury securities, which is either 1, 2, 3, 5, 7, 10, 20 or 30 years, specified in an applicable pricing supplement for which the CMT rate will be calculated. If no maturity is specified in the applicable pricing supplement, the Designated CMT Maturity Index will be two years.

Renewable Notes

               MSDW may also issue variable rate renewable notes which will bear interest at a specified rate that will be reset periodically based on a base rate and any spread and/or spread multiplier, subject to the minimum interest rate and the maximum interest rate, if any. Any renewable notes we issue will be book-entry floating rate notes. The general terms of the renewable notes are described below.

               Automatic Extension of Maturity. The renewable notes will mature on the date specified in the applicable pricing supplement, which we refer to as the "initial maturity date." On the interest payment dates in each year specified in the applicable pricing supplement, each of which is treated as an election date under the terms of the renewable notes, the maturity of the renewable notes will automatically be extended to the interest payment date occurring twelve months after the election date, unless the holder elects to terminate the automatic extension of maturity for all or any portion of the principal amount of that holder's note. However, the maturity of the renewable notes may not be extended beyond the final maturity date, which will be specified in the applicable pricing supplement.

               Holder's Option to Terminate Automatic Extension. On an election date, the holder may elect to terminate the automatic extension of the maturity of the renewable notes or of any portion of the renewable note having a principal amount of $1,000 or any integral multiple of $1,000. To terminate the extension, the holder must deliver a notice to the paying agent within the time frame specified in the applicable pricing supplement. This option may be exercised for less than the entire principal amount of the renewable notes, as long as the principal amount of the remainder is at least $1,000 or any integral multiple of $1,000.

               If the holder elects to terminate the automatic extension of the maturity of any portion of the principal amount of the renewable notes and this election is not revoked as described below, that portion will become due and payable on the interest payment date falling six months after the applicable election date.

               Revocation of Election by Holder. The holder may revoke an election to terminate the automatic extension of maturity as to any portion of the renewable notes having a principal amount of $1,000 or any integral multiple of $1,000. To do so, the holder must deliver a notice to the paying agent on any day after the election to terminate the automatic extension of maturity is effective and prior to the fifteenth day before the date on which that portion would otherwise mature. The holder may revoke the election for less than the entire principal amount of the renewable notes as long as the principal amount of both the portion whose maturity is to be terminated and the remainder whose maturity is to be extended is at least $1,000 or any integral multiple of $1,000. However, a revocation may not be made during the period from and including a record date to but excluding the immediately succeeding interest payment date.

               An election to terminate the automatic extension of the maturity of the renewable notes, if not revoked as described above by the holder making the election or any subsequent holder, will be binding upon that subsequent holder.

               Redemption of Notes at Company's Option. MSDW has the option to redeem renewable notes in whole or in part on the interest payment dates in each year specified in the applicable pricing supplement, commencing with the interest payment date specified in the applicable pricing supplement. The redemption price will be equal to 100% of the principal amount of the renewable notes to be redeemed, together with accrued and unpaid interest to the date of redemption. Notwithstanding anything to the contrary in this prospectus supplement, MSDW will mail a notice of redemption to each holder by first-class mail, postage prepaid, at least 180 days and not more than 210 days prior to the date fixed for redemption.

               Remarketing of Notes. MSDW may issue renewable notes with the spread or spread multiplier to be reset by a remarketing agent in remarketing procedures. A description of the remarketing procedures, the terms of the remarketing agreement between MSDW and the remarketing agent and the terms of any additional agreements with other parties that may be involved in the remarketing procedures will be set forth in the applicable pricing supplement and in the relevant renewable notes.

Exchangeable Notes

               MSDW may issue notes, which we refer to as "exchangeable notes," that are optionally or mandatorily exchangeable into:

               o the securities of an entity not affiliated with MSDW;

               o a basket of those securities;

               o an index or indices of those securities; or

               o any combination of the above.

               The exchangeable notes may or may not bear interest or be issued with original issue discount or at a premium. The general terms of the exchangeable notes are described below.

               Optionally Exchangeable Notes. The holder of an optionally exchangeable note may, during a period, or at specific times, exchange the note for the underlying property at a specified rate of exchange. If specified in the applicable pricing supplement, MSDW will have the option to redeem the optionally exchangeable note prior to maturity. If the holder of an optionally exchangeable note does not elect to exchange the note prior to maturity or any applicable redemption date, the holder will receive the principal amount of the note plus any accrued interest at maturity or upon redemption.

               Mandatorily Exchangeable Notes. At maturity, the holder of a mandatorily exchangeable note must exchange the note for the underlying property at a specified rate of exchange, and, therefore, depending upon the value of the underlying property at maturity, the holder of a mandatorily exchangeable note may receive less than the principal amount of the note at maturity. If so indicated in the applicable pricing supplement, the specified rate at which a mandatorily exchangeable note may be exchanged may vary depending on the value of the underlying property so that, upon exchange, the holder participates in a percentage, which may be less than, equal to, or greater than 100% of the change in value of the underlying property. Mandatorily exchangeable notes may include notes where MSDW has the right, but not the obligation, to require holders of notes to exchange their notes for the underlying property.

               Payments upon Exchange. The pricing supplement will specify if upon exchange, at maturity or otherwise, the holder of an exchangeable note may receive, at the specified exchange rate, either the underlying property or the cash value of the underlying property. The underlying property may be the securities of either U.S. or foreign entities or both. The exchangeable notes may or may not provide for protection against fluctuations in the exchange rate between the currency in which that note is denominated and the currency or currencies in which the market prices of the underlying security or securities are quoted. Exchangeable notes may have other terms, which will be specified in the applicable pricing supplement.

               Special Requirements for Exchange of Global Securities. If an optionally exchangeable note is represented by a global note, the Depositary's nominee will be the holder of that note and therefore will be the only entity that can exercise a right to exchange. In order to ensure that the Depositary's nominee will timely exercise a right to exchange a particular note or any portion of a particular note, the beneficial owner of the note must instruct the broker or other direct or indirect participant through which it holds an interest in that note to notify the Depositary of its desire to exercise a right to exchange. Different firms have different deadlines for accepting instructions from their customers. Each beneficial owner should consult the broker or other participant through which it holds an interest in a note in order to ascertain the deadline for ensuring that timely notice will be delivered to the Depositary.

               Payments upon Acceleration of Maturity. If the principal amount payable at maturity of any exchangeable note is declared due and payable prior to maturity, the amount payable on:

               o an optionally exchangeable note will equal the face amount of the note plus accrued interest, if any, to but excluding the date of payment, except that if a holder has exchanged an optionally exchangeable note prior to the date of declaration without having received the amount due upon exchange, the amount payable will be the amount due upon exchange and will not include any accrued but unpaid interest; and

               o a mandatorily exchangeable note will equal an amount determined as if the date of declaration were the maturity date plus accrued interest, if any, to but excluding the date of payment.

Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices

               MSDW may issue notes with the principal amount payable on any principal payment date and/or the amount of interest payable on any interest payment date is determined by reference to one or more commodity prices, securities of entities not affiliated with us, a basket of those securities or an index or indices of those securities. These notes may include other terms, which will be specified in the relevant pricing supplement.

Currency-Linked Notes

               MSDW may issue notes with the principal amount payable on any principal payment date and/or the amount of interest payable on any interest payment date to be determined by reference to the value of one or more currencies as compared to the value of one or more other currencies, which we refer to as "currency-linked notes." The pricing supplement will specify the following:

               o information as to the one or more currencies to which the principal amount payable on any principal payment date or the amount of interest payable on any interest payment date is linked or indexed;

               o the currency in which the face amount of the currency-linked note is denominated, which we refer to as the "denominated currency;"

               o the currency in which principal on the currency-linked note will be paid, which we refer to as the "payment currency;"

               o the interest rate per annum and the dates on which MSDW will make interest payments;

               o specific historic exchange rate information and any currency risks relating to the specific currencies selected; and

               o additional tax considerations, if any.

               The denominated currency and the payment currency may be the same currency or different currencies. Interest on currency-linked notes will be paid in the denominated currency.

Redemption and Repurchase of Notes

               Optional Redemption by MSDW. The pricing supplement will indicate the terms of our option to redeem the notes. MSDW will mail a notice of redemption to each holder by first-class mail, postage prepaid, at least 30 days and not more than 60 days prior to the date fixed for redemption, or within the redemption notice period designated in the applicable pricing supplement, to the address of each holder as that address appears upon the books maintained by the paying agent. The notes, except for amortizing notes, will not be subject to any sinking fund.

               Repayment at Option of Holder. If applicable, the pricing supplement relating to each note will indicate that the holder has the option to have MSDW repay the note on a date or dates specified prior to its maturity date. The repayment price will be equal to 100% of the principal amount of the note, together with accrued interest to the date of repayment. For notes issued with original issue discount, the pricing supplement will specify the amount payable upon repayment.

               For MSDW to repay a note, the paying agent must receive at least 15 days but not more than 30 days prior to the repayment date:

               o the note with the form entitled "Option to Elect Repayment" on the reverse of the note duly completed; or

               o a telegram, telex, facsimile transmission or a letter from a member of a national securities exchange, or the National Association of Securities Dealers, Inc. or a commercial bank or trust company in the United States setting forth the name of the holder of the note, the principal amount of the note, the principal amount of the note to be repaid, the certificate number or a description of the tenor and terms of the note, a statement that the option to elect repayment is being exercised and a guarantee that the note to be repaid, together with the duly completed form entitled "Option to Elect Repayment" on the reverse of the note, will be received by the paying agent not later than the fifth business day after the date of that telegram, telex, facsimile transmission or letter. However, the telegram, telex, facsimile transmission or letter will only be effective if that note and form duly completed are received by the paying agent by the fifth business day after the date of that telegram, telex, facsimile transmission or letter.

               Except in the case of renewable notes, exercise of the repayment option by the holder of a note will be irrevocable. The holder may exercise the repayment option for less than the entire principal amount of the note but, in that event, the principal amount of the note remaining outstanding after repayment must be an authorized denomination.

               Special Requirements for Optional Repayment of Global Notes.
If a note is represented by a global note, the Depositary or the Depositary's nominee will be the holder of the note and therefore will be the only entity that can exercise a right to repayment. In order to ensure that the Depositary's nominee will timely exercise a right to repayment of a particular note, the beneficial owner of the note must instruct the broker or other direct or indirect participant through which it holds an interest in the note to notify the Depositary of its desire to exercise a right to repayment. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other direct or indirect participant through which it holds an interest in a note in order to ascertain the cut-off time by which an instruction must be given in order for timely notice to be delivered to the Depositary.

               Open Market Purchases by MSDW. MSDW may purchase notes at any price in the open market or otherwise. Notes so purchased by MSDW may, at the discretion of MSDW, be held or resold or surrendered to the relevant trustee for cancellation.

Replacement of Notes

               At the expense of the holder, we will replace any notes that become mutilated, destroyed, lost or stolen or are apparently destroyed, lost or stolen. The mutilated notes must be delivered to the applicable trustee, the paying agent and the registrar, in the case of registered notes, or satisfactory evidence of the destruction, loss or theft of the notes must be delivered to us, the paying agent, the registrar, in the case of registered notes, and the applicable trustee. At the expense of the holder, an indemnity that is satisfactory to us, the principal paying agent, the registrar, in the case of registered notes, and the applicable trustee may be required before a replacement note will be issued.


                             DESCRIPTION OF UNITS

               Investors should carefully read the general terms and provisions of our units in "Description of Units" in the prospectus. This section supplements that description. The pricing supplement will add specific terms for each issuance of units and may modify or replace any of the information in this section and in "Description of Units" in the prospectus. If a note is offered as part of a unit, investors should also review the information in "Description of Debt Securities" in the prospectus and in "Description of Notes" in this prospectus supplement. If a universal warrant is offered as part of a unit, investors should also review the information in "Description of Warrants" in the prospectus If a purchase contract is offered as part of a unit, investors should also review the information in "Description of Purchase Contracts" in the prospectus.

               The following terms used in this section are defined in the indicated sections of the accompanying prospectus:

               o purchase contract ("Description of Purchase Contracts")
               o purchase contract property ("Description of Purchase
                 Contracts")
               o Unit Agreement ("Description of Units")
               o universal warrant ("Description of Warrants -- Offered
                 Warrants")
               o universal warrant agent ("Description of Warrants --
                 Provisions of the Universal Warrant Agreement")
               o warrant property ("Description of Warrants -- Offered
                 Warrants")

Further Information on Units

               Terms Specified in Pricing Supplement. MSDW may issue from time to time units that may include one or more notes, universal warrants or purchase contracts. The applicable pricing supplement will describe:

               o the designation and the terms of the units and of the notes, universal warrants, purchase contracts, or any combination of notes, universal warrants or purchase contracts, included in those units, including whether and under what circumstances those notes, universal warrants or purchase contracts may be separately traded;

               o any additional terms of the Unit Agreement; and

               o any additional provisions for the issuance, payment,
                 settlement, transfer or exchange of the units, or of the securities comprised by those units.

               Units will be issued only in fully registered form, in denominations of whole units only, with face amounts as indicated in the applicable pricing supplement.

               Universal warrants will entitle or require you to purchase from us or sell to us:

               o securities of an entity not affiliated with us, a basket of those securities, an index or indices of those securities or any combination of the above;

               o currencies; or

               o commodities.

               Purchase contracts included in units will require you to purchase or sell:

               o securities of an entity not affiliated with us, a basket of those securities, an index or indices of those securities or any combination of the above;

               o currencies; or

               o commodities.

               Payments on Units and Securities Comprised by Units. At the office of the unit agent in the Borough of Manhattan, The City of New York, maintained by MSDW for that purpose, the holder may:

               o present the units, accompanied by each of the securities then comprised by that unit, for payment or delivery of warrant property or purchase contract property or any other amounts due;

               o register the transfer of the units; and

               o exchange the units, except that book-entry units will be exchangeable only in the manner and to the extent set forth under "Forms of Securities -- Global Securities" in the prospectus.

               On the date of this prospectus supplement, the agent for the payment, transfer and exchange of units is The Chase Manhattan Bank, as unit agent, acting through its corporate trust office at 450 West 33rd Street, New York, New York 10001. The holder will not pay a service charge for any registration of transfer or exchange of the units or of any security included in a unit or interest in the unit or security included in a unit, except for any tax or other governmental charge that may be imposed.

               Although we anticipate making payments of principal, premium, if any, and interest, if any, on most units in U.S. dollars, some units may be payable in foreign currencies as specified in the applicable pricing supplement. Currently, few facilities exist in the United States to convert U.S. dollars into foreign currencies and vice versa. In addition, most U.S. banks do not offer non-U.S. dollar denominated checking or savings account facilities. Accordingly, unless alternative arrangements are made, we will pay principal, premium, if any, and interest, if any, on units that are payable in a foreign currency to an account at a bank outside the United States, which, in the case of a note payable in euro will be made by credit or transfer to a euro account specified by the payee in a country for which the euro is the lawful currency.

Book-Entry Units

               Book-Entry System. For each issuance of units in book-entry form, MSDW will issue a single registered global unit representing the entire issue of units. Each registered global unit representing book-entry units, and each global security included in that unit, will be deposited with, or on behalf of, the Depositary, and registered in the name of a nominee of the Depositary. You may not exchange certificated units for book-entry units or interests in book-entry units. In addition, except as described in the prospectus under "Forms of Securities -- Global Securities," you may not exchange book-entry units or interests in book-entry units for certificated units.

               Special Requirements for Exercise of Rights for Global Units. If a book-entry unit represented by a registered global unit:

               o includes a universal warrant entitling the holder to exercise the universal warrant to purchase or sell warrant property,

               o includes any note or purchase contract that entitles the holder to redeem, accelerate or take any other action concerning that note or purchase contract, or

               o otherwise entitles the holder of the unit to take any action under the unit or any security included in that unit,

then, in each of the cases listed above, the Depositary's nominee will be the only entity that can exercise those rights.

               In order to ensure that the Depositary's nominee will timely exercise a right conferred by a unit or by the securities included in that unit, the beneficial owner of that unit must instruct the broker or other direct or indirect participant through which it holds an interest in that unit to notify the Depositary of its desire to exercise that right. Different firms have different deadlines for accepting instructions from their customers.
Each beneficial owner should consult the broker or other direct or indirect participant through which it holds an interest in a unit in order to ascertain the deadline for ensuring that timely notice will be delivered to the Depositary.

               A further description of the Depositary's procedures for registered global securities representing book-entry securities, including registered global units and the other registered global securities included in the registered global units, is set forth in the prospectus under "Forms of Securities -- Global Securities." The Depositary has confirmed to MSDW, the unit agent, the collateral agent, the paying agent, the warrant agent and each trustee that it intends to follow those procedures.


                                THE DEPOSITARY

               The Depository Trust Company, New York, New York will be designated as the depositary for any registered global security. Each registered global security will be registered in the name of Cede & Co., the Depositary's nominee.


               The Depositary has advised MSDW as follows: the Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. The Depositary holds securities deposited with it by its participants, and it facilitates the settlement of transactions among its participants in those securities through electronic computerized book-entry changes in participants' accounts, eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers, including the agents, banks, trust companies, clearing corporations and other organizations, some of whom and/or their representatives own the Depositary. Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

               The Depositary's management is aware that some computer applications, systems, and the like for processing data that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "Year 2000 problems." The Depositary has informed participants and other members of the financial community that it has developed and is implementing a program so that its computer applications and other systems, in ensuring the timely payment of distributions, including principal and income payments, to security holders, book-entry deliveries, and settlement of trades within the Depositary, continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, the Depositary's plan includes a testing phase, which is expected to be completed within appropriate time frames. However, the Depositary's ability to perform its services properly is also dependent upon other parties, including but not limited to issuers and their agents, as well as third party vendors from whom the Depositary licenses software and hardware, and third party vendors on whom the Depositary relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. The Depositary has informed the financial community that it is contacting, and will continue to contact, third party vendors from whom the Depositary acquires services to impress upon them the importance of those services being Year 2000 compliant, and to determine the extent of their efforts for Year 2000 remediation and, as appropriate, testing of their services. In addition, the Depositary is in the process of developing contingency plans as it deems appropriate.

               According to the Depositary, the foregoing information relating to the Depositary has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

                        UNITED STATES FEDERAL TAXATION

               In the opinion of Brown & Wood llp, counsel to MSDW, the following summary accurately describes the principal United States federal income tax consequences of ownership and disposition of the notes and of units consisting of notes and universal warrants or purchase contracts. This summary is based on the Internal Revenue Code of 1986, which we refer to as the "Code," and existing and proposed Treasury regulations, revenue rulings, administrative interpretations and judicial decisions, all as currently in effect and all of which are subject to change, possibly with retroactive effect. Except as specifically set forth in this section, this summary deals only with notes and units purchased by a United States holder, as defined below, on original issuance and held as capital assets within the meaning of
Section 1221 of the Code. It does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances or to holders subject to special rules, such as persons other than United States holders, insurance companies, dealers in securities or foreign currencies, persons holding the notes or units as part of a hedging transaction, "straddle," conversion transaction, or other integrated transaction, or United States holders whose functional currency, as defined in Section 985 of the Code, is not the U.S. dollar. Persons considering the purchase of the notes or units should consult with their own tax advisors concerning the application of the United States federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

               As used in this section, the term "United States holder" means a beneficial owner of a note or unit who or that is:

               o a citizen or resident of the United States for United States federal income tax purposes;

               o a corporation or partnership, including an entity treated as a corporation or partnership for United States federal income tax purposes, created or organized in or under the laws of the United States, any state of the United States or the District of Columbia;

               o an estate the income of which is subject to United States federal income taxation regardless of its source; or

               o a trust if both:

                  o a United States court is able to exercise primary
                    supervision over the administration of the trust, and

                  o one or more United States persons have the authority to
                    control all substantial decisions of the trust.

In addition, some trusts treated as United States persons before August 20, 1996 may elect to continue to be so treated to the extent provided in Treasury regulations.

Notes

               Payments of Interest on the Notes

               Interest paid on a note, whether in U.S. dollars or in other than U.S. dollars, that is not a discount note, as defined below in " -- Discount Notes," or an exchangeable note, will generally be taxable to a United States holder as ordinary interest income at the time it accrues or is received, in accordance with the United States holder's method of tax accounting.

               Special rules governing the treatment of interest paid regarding discount notes, including notes that pay interest annually that are issued less than 15 calendar days before an interest payment date, notes that mature one year or less from their date of issuance and notes issued for an amount less than their stated redemption price at maturity, are described under "Discount Notes" below. Special rules governing the treatment of interest paid regarding exchangeable notes are described under "Optionally Exchangeable Notes" and "Mandatorily Exchangeable Notes" below.

               Discount Notes

               The following discussion is a summary of the principal United States federal income tax consequences of the ownership and disposition of discount notes by United States holders. Additional rules applicable to discount notes that are denominated in a specified currency other than the U.S. dollar, or have payments of interest or principal determined by reference to the value of one or more currencies or currency units other than the U.S. dollar, are described under "Foreign Currency Notes" below.

               A note that has an "issue price" that is less than its "stated redemption price at maturity" will generally be considered to have been issued bearing original issue discount , which we refer to as "OID," for United States federal income tax purposes, referred to as a "discount note," unless the difference is less than a specified de minimis amount, generally, 0.0025 multiplied by the product of the stated redemption price at maturity and the number of complete years to maturity. The issue price of each note in an issue of notes issued for cash generally will equal the first price at which a substantial amount of those notes is sold to the public, ignoring sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The issue price of a note does not change even if part of the issue is subsequently sold at a different price. The stated redemption price at maturity of a note is the total of all payments required to be made under the note other than "qualified stated interest" payments. The term "qualified stated interest" is defined as stated interest that is unconditionally payable in cash or property, other than debt instruments of the issuer, at least annually at a single fixed rate of interest. In addition, qualified stated interest generally includes, among other things, stated interest on a variable rate debt instrument that is unconditionally payable at least annually at a single qualified floating rate or a rate that is determined using a single fixed formula that is based on objective financial or economic information. A rate is a qualified floating rate if variations in the rate can reasonably be expected to measure contemporaneous fluctuations in the cost of newly borrowed funds in the currency in which the note is denominated.

               No payment of interest on a note that matures one year or less from its date of issuance will be considered qualified stated interest and accordingly that note will be treated as a discount note.

               A United States holder of a discount note is required to include qualified stated interest regarding the note in income at the time it is received or accrued, in accordance with the holder's method of accounting.

               In addition, United States holders of discount notes that mature more than one year from the date of issuance will be required to include OID in income for United States federal income tax purposes as it accrues, in accordance with a constant yield method based on a compounding of interest, before the receipt of cash payments attributable to that income, but those holders will not be required to include separately in income cash payments received on those notes, even if denominated as interest, to the extent they do not constitute qualified stated interest. The amount of OID includable in income for a taxable year by a United States holder of a discount note will generally equal the sum of the "daily portions" of the total OID on the discount note for each day during the taxable year in which that holder held the discount note, which we refer to as "accrued OID." Generally, the daily portion of OID is determined by allocating to each day in any "accrual period" a ratable portion of the OID allocable to that accrual period. The term "accrual period" means an interval of time of one year or less; except that each scheduled payment of principal or interest either occurs on the final day of an accrual period or the first day of an accrual period. The amount of OID allocable to an accrual period is generally equal to the difference between the product of the "adjusted issue price" of the discount note at the beginning of that accrual period and its "yield to maturity" adjusted to reflect the length of the accrual period and the amount of any qualified stated interest allocable to the accrual period.

               The "adjusted issue price" of a discount note at the beginning of an accrual period will equal the issue price of the discount note plus the amount of OID previously includable in the gross income of any United States holder without reduction for any premium or amortized acquisition premium, as described below, less any prior payments made on the discount note that were not qualified stated interest payments. The "yield to maturity" of the discount note will be computed on the basis of a constant annual interest rate compounded at the end of each accrual period. Under the foregoing rules, United States holders of discount notes will generally be required to include in income increasingly greater amounts of OID in successive accrual periods. Special rules will apply for calculating OID for initial short or final accrual periods.

               Notes that pay interest annually that are issued less than 15 calendar days before an interest payment date may be treated as discount notes. United States holders intending to purchase those notes should refer to the applicable pricing supplement.

               Discount notes may be redeemable prior to maturity at the option of MSDW, which we refer to as a "call option," and/or repayable prior to maturity at the option of the holder, which we refer to as a "put option." Discount notes containing either or both of these features may be subject to rules that differ from the general rules discussed above. Holders intending to purchase discount notes with either or both of these features should carefully examine the applicable pricing supplement and should consult with their own tax advisors with respect to either or both of these features since the tax consequences with respect to OID will depend, in part, on the particular terms and the particular features of the purchased note.

               In general, a United States holder who uses the cash method of tax accounting and who holds a discount note that matures one year or less from the date of its issuance, which we refer to as a "short-term discount note," is not required to accrue OID for United States federal income tax purposes unless the holder elects to do so. United States holders who report income for United States federal income tax purposes on the accrual method and other holders, including banks and dealers in securities, are required to include OID, or alternatively acquisition discount, on those short-term discount notes on a straight-line basis, unless an election is made to accrue the OID according to a constant yield method based on daily compounding. In the case of a United States holder who is not required, and does not elect, to include OID in income currently, any gain realized on the sale, exchange or retirement of a short-term discount note will be ordinary interest income to the extent of the OID accrued on a straight-line basis or, if elected by the holder, under the constant yield method through the date of sale, exchange or retirement. In addition, non-electing United States holders who are not subject to the current inclusion requirement described in the second sentence of this paragraph may be required to defer the deduction of all or a portion of any interest paid on indebtedness incurred to purchase short-term discount notes until OID is included in the holder's income.

               If the amount of OID with respect to a note is less than the specified de minimis amount, generally 0.0025 multiplied by the product of the stated redemption price at maturity and the number of complete years to maturity, the amount of OID is treated as zero and all stated interest is treated as qualified stated interest. A United States holder will be required to treat any stated principal payment on a note as capital gain to the extent of the product of the total amount of de minimis OID and a fraction, the numerator of which is the amount of the principal payment made and the denominator of which is the stated principal amount of the note.

               United States holders are permitted to elect to include all interest on a note using the constant yield method. For this purpose, interest includes stated interest, acquisition discount, OID, de minimis OID, market discount, de minimis market discount, and unstated interest, as adjusted by any amortizable bond premium or acquisition premium. Special rules apply to elections made with respect to notes with amortizable bond premium or market discount and United States holders considering this election should consult their own tax advisors. The election cannot be revoked without the approval of the Internal Revenue Service.

               Market Discount and Premium

               If a United States holder purchases a note, other than a discount note or an exchangeable note, for an amount that is less than its issue price or, with respect to a subsequent purchaser, its stated redemption price at maturity or, in the case of a discount note, its adjusted issue price, the amount of the difference will be treated as "market discount" for United States federal income tax purposes, unless this difference is less than a specified de minimis amount.

               Under the market discount rules of the Code, a United States holder will be required to treat any partial principal payment or, in the case of a discount note, any payment that does not constitute qualified stated interest, on, or any gain realized on the sale, exchange, retirement or other disposition of, a note as ordinary income to the extent of the lesser of:

               o the amount of the payment or realized gain, or

               o the market discount that has not previously been included in income and is treated as having accrued on the note at the time of payment or disposition.

If the note is disposed of in a nontaxable transaction, other than a nonrecognition transaction described in Code Section 1276(c), the amount of gain realized on the disposition for purposes of the market discount rules will be determined as if the holder had sold the note at its then fair market value. Market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the note, unless the United States holder elects to accrue on the basis of a constant interest rate.

               A United States holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a note until the maturity of the note or its earlier disposition, except for certain nonrecognition transactions. A United States holder may elect to include market discount in income currently as it accrues, on either a ratable or a constant interest rate basis, in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the note and upon the receipt of cash payments on the note and regarding the deferral of interest deductions will not apply. Generally, this currently included market discount is treated as ordinary interest. The election will apply to all debt instruments acquired by the United States holder on or after the first day of the first taxable year to which that election applies and may be revoked only with the consent of the Internal Revenue Service.

               A United States holder who purchases a discount note for an amount that is greater than its adjusted issue price, but less than or equal to the sum of all amounts payable on the note after the purchase date, other than payments of qualified stated interest, will be considered to have purchased the note at an "acquisition premium" within the meaning of the Code. Under the acquisition premium rules, the amount of OID which the holder must include in its gross income with respect to the note for any taxable year, or for the part of a taxable year in which the United States holder holds the discount note, will be reduced by a fraction the numerator of which is the excess of the cost of the note over its adjusted issue price and the denominator of which is the excess of the sum of all amounts payable on the note after the purchase date, other than qualified stated interest, over the note's adjusted issue price.

               A United States holder who purchases a discount note for an amount that is greater than the sum of all amounts payable on the note after the purchase date, other than qualified stated interest, will be considered to have purchased that note at a "premium" within the meaning of the OID regulations. In that case, the holder is not required to include any OID in gross income.

               If a United States holder purchases a note, other than an exchangeable note, for an amount that is greater than the amount payable at maturity, or on the earlier call date, in the case of a note that is redeemable at the option of MSDW, that holder will be considered to have purchased the note with "amortizable bond premium" equal in amount to that excess, and may elect, in accordance with applicable Code provisions, to amortize this premium, using a constant yield method over the remaining term of the note and to offset interest otherwise required to be included in income in respect of the note during any taxable year by the amortized amount of that excess for the taxable year. However, if the note may be optionally redeemed after the United States holder acquires it at a price in excess of its stated redemption price at maturity, special rules would apply that could result in a deferral of the amortization of some bond premium until later in the term of the note. Any election to amortize bond premium applies to all debt instruments acquired by the United States holder on or after the first day of the first taxable year to which the election applies and may be revoked only with the consent of the Internal Revenue Service.

               Sale, Exchange or Retirement of the Notes

               Upon the sale, exchange or retirement of a note, a United States holder will generally recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and the United States holder's adjusted tax basis in the note. For these purposes, the amount realized on the sale, exchange or retirement of a note, other than an exchangeable note, does not include any amount attributable to accrued interest or, in the case of a discount note, accrued qualified stated interest, which will be taxable as interest unless previously taken into account. A United States holder's adjusted tax basis in a note, other than an exchangeable note, generally will equal the cost of the note to that holder, increased by the amounts of any market discount, OID and de minimis OID previously included in income by the holder with respect to the note and reduced by any amortized bond premium and any principal payments received by the United States holder and, in the case of a discount note, by the amounts of any other payments that do not constitute qualified stated interest.

               Subject to the discussion under "foreign currency notes" and "optionally exchangeable notes" below, gain or loss recognized on the sale, exchange or retirement of a note will be capital gain or loss, except to the extent of any accrued market discount or, in the case of a short-term discount note, any accrued OID which the United States holder has not previously included in income, and will generally be long-term capital gain or loss if at the time of sale, exchange or retirement the note has been held for more than one year. The deductibility of capital losses is subject to limitations.

               A United States holder generally will not recognize gain or loss upon the election or revocation of the election or failure to elect to terminate the automatic extension of maturity of a renewable note.

               Foreign Currency Notes

               The following discussion summarizes the principal United States federal income tax consequences to a United States holder of the ownership and disposition of notes, other than the currency-linked notes described above, that are denominated in a specified currency other than the U.S. dollar or the payments of interest or principal on which are payable in one or more currencies or currency units other than the U.S. dollar, which we refer to as "foreign currency notes."

               The rules discussed below will generally not apply to a United States holder that enters into a "qualified hedging transaction." A qualified hedging transaction is an integrated economic transaction consisting of a qualifying debt instrument, such as a foreign currency note, and a "section 1.988-5(a) hedge," as defined in section 1.988-5(a)(4) of the Treasury regulations. Generally, an integrated economic transaction, if identified as an integrated economic transaction by either the United States holder or the Internal Revenue Service, is treated as a single transaction for United States federal income tax purposes, the effect of which is to treat a holder as owning a synthetic debt instrument that is subject to rules applicable to discount notes. The rules with respect to a qualified hedging transaction are extremely complex and special rules may apply in certain circumstances, and persons that are considering hedging the currency risk are urged to consult with their own tax advisors with respect to the application of these rules.

               A United States holder who uses the cash method of accounting and who receives a payment of interest with respect to a foreign currency note, other than a discount note, except to the extent any qualified stated interest is received, in which OID is accrued on a current basis, will be required to include in income the U.S. dollar value of the foreign currency payment, determined on the date that payment is received, regardless of whether the payment is in fact converted to U.S. dollars at that time, and that U.S. dollar value will be the United States holder's tax basis in the foreign currency.

               A United States holder, to the extent the above paragraph is not applicable, will be required to include in income the U.S. dollar value of the amount of interest income, including OID or market discount and reduced by premium, acquisition premium and amortizable bond premium to the extent applicable, that has accrued and is otherwise required to be taken into account with respect to a foreign currency note during an accrual period. The U.S. dollar value of the accrued income will be determined by translating the income at the average rate of exchange for the accrual period or, with respect to an accrual period that spans two taxable years, at the average rate for the partial period within the taxable year. The average rate of exchange for the accrual period, or partial period, is the simple average of the exchange rates for each business day of the period, or other method if this method is reasonably derived and consistently applied. A United States holder may elect to determine the U.S. dollar value of this accrued income by translating the income at the spot rate on the last day of the interest accrual period, or, in the case of a partial accrual period, the spot rate on the last day of the taxable year, or, if the date of receipt is within five business days of the last day of the interest accrual period, the spot rate on the date of receipt. The United States holder will recognize ordinary gain or loss with respect to accrued interest income on the date this income is received. The amount of ordinary gain or loss recognized will equal the difference between the U.S. dollar value of the foreign currency payments received, determined on the date this payment is received, in respect of the accrual period and the U.S. dollar value of interest income that has accrued during this accrual period, as determined above.

               A United States holder will have a tax basis in any foreign currency received on the sale, exchange or retirement of a foreign currency note equal to the U.S. dollar value of that foreign currency, determined at the time of the sale, exchange or retirement. Any gain or loss realized by a United States holder on a sale or other disposition of foreign currency, including its exchange for U.S. dollars or its use to purchase foreign currency notes, will be ordinary income or loss.

               A United States holder's tax basis in a foreign currency note, and the amount of any subsequent adjustment to the United States holder's tax basis, will be the U.S. dollar value of the foreign currency amount paid for the foreign currency note, or of the foreign currency amount of the adjustment, determined on the date of the purchase or adjustment. A United States holder who converts U.S. dollars to a foreign currency and immediately uses that currency to purchase a foreign currency note denominated in the same currency ordinarily will not recognize gain or loss in connection with this conversion and purchase. However, a United States holder who purchases a foreign currency note with previously owned foreign currency will recognize ordinary income or loss in an amount equal to the difference, if any, between the holder's tax basis in the foreign currency and the U.S. dollar fair market value of the foreign currency note on the date of purchase. For purposes of determining the amount of any gain or loss recognized by a United States holder on the sale, exchange or retirement of a foreign currency note, the amount realized upon the sale, exchange or retirement will be the U.S. dollar value of the foreign currency received, determined on the date of sale, exchange or retirement.

               Gain or loss realized upon the sale, exchange or retirement of a foreign currency note will be ordinary income or loss to the extent it is attributable to fluctuations in currency exchange rates. Gain or loss attributable to fluctuations in exchange rates will equal the difference between the U.S. dollar value of the foreign currency principal amount of that note, determined on the date that payment is received or that note is disposed of, including any payment with respect to accrued interest, and the U.S. dollar value of the foreign currency principal amount of the note, determined on the date the United States holder acquired the note, and the U.S. dollar value of accrued interest received, determined by translating that interest at the average exchange rate for the accrual period. This foreign currency principal amount of a foreign currency note generally equals the United States holder's purchase price in units of foreign currency. This foreign currency gain or loss will be recognized only to the extent of the total gain or loss recognized by a United States holder on the sale, exchange or retirement of the foreign currency note.

               The source of exchange gain or loss will be determined by reference to the residence of the holder or the "qualified business unit" of the holder on whose books the note is properly reflected. Any gain or loss recognized by a United States holder in excess of the foreign currency gain or loss will be capital gain or loss, except to the extent of any accrued market discount or, in the case of a short-term discount note, any accrued OID, and generally will be long-term capital gain or loss if the holding period of the foreign currency note exceeds one year. The deductibility of capital losses is subject to limitations.

               Any gain or loss that is treated as ordinary income or loss, as described above, generally will not be treated as interest income or expense except to the extent provided by administrative pronouncements of the Internal Revenue Service.

               OID, market discount, premium, acquisition premium and amortizable bond premium of a foreign currency note are to be determined in the relevant foreign currency. The amount of the discount or premium that is taken into account currently under general rules applicable to notes other than foreign currency notes is to be determined for any accrual period in the relevant foreign currency and then translated into the United States holder's functional currency on the basis of the average exchange rate in effect during the accrual period. The amount of accrued market discount, other than market discount that is included in income on a current basis, taken into account upon the receipt of any partial principal payment or upon the sale, exchange, retirement or other disposition of a foreign currency note will be the U.S. dollar value of the accrued market discount determined on the date of receipt of that partial principal payment or upon the sale, exchange, retirement or other disposition.

               Any loss realized on the sale, exchange or retirement of a foreign currency note with amortizable bond premium by a United States holder who has not elected to amortize the premium will be a capital loss to the extent of the bond premium. If this election is made, amortizable bond premium taken into account on a current basis will reduce interest income in units of the relevant foreign currency. Exchange gain or loss is realized on the amortized bond premium with respect to any period by treating the bond premium amortized in the period as a return of principal.

               The Code and the applicable regulations do not discuss the tax consequences of an issuance of a foreign currency note that is denominated in, or has payments of interest or principal determined by reference to, a so-called hyperinflationary currency or more than one currency. On March 17, 1992, Treasury regulations were proposed regarding debt instruments denominated in a hyperinflationary currency and some debt instruments denominated in more than one currency. These proposed regulations are proposed to be effective for transactions entered into on or after the date these regulations are finalized.

               A foreign currency note will be considered to be a debt instrument denominated in a hyperinflationary currency if it is denominated in a specified currency of a country in which there is cumulative inflation of at least 100% during the 36 calendar month period ending on the last day of the preceding calendar year. Under the proposed regulations, a United States holder who acquires a foreign currency note that is denominated in a hyperinflationary currency will recognize gain or loss for its taxable year determined by reference to the change in exchange rates between the first day of the taxable year, or the date the note was acquired, if later, and the last day of the taxable year or the date the note was disposed of, if earlier.
This gain or loss will reduce or increase the amount of interest income otherwise required to be taken into account. Special rules apply to the extent the loss exceeds the amount of interest income otherwise taken into account.

               Under the proposed regulations, a foreign currency note will be considered to be a "dual currency debt instrument" if:

               o the qualified stated interest is denominated in or determined by reference to a single currency,

               o the stated redemption price at maturity is denominated in or determined by reference to a different currency, and

               o the amount of all payments in each currency is fixed on the issue date.

A foreign currency note, other than a dual currency debt instrument, will be considered to be a "multicurrency debt instrument" if payments are to be made in more than one currency and the amount of all payments in each currency is fixed on the issue date. A dual currency debt instrument will be treated as two hypothetical debt instruments, a zero coupon bond denominated in the currency of the stated redemption price at maturity and an installment obligation denominated in the currency of the qualified stated interest. A multicurrency debt instrument will be treated similarly and separated into component hypothetical debt instruments in each currency. The OID and foreign currency rules discussed above will apply to each hypothetical debt instrument. The proposed regulations do not apply to any foreign currency note that is denominated in, or has payments of interest or principal determined by reference to, more than one currency except to the extent the note meets the definition of a dual currency debt instrument or multicurrency debt instrument.

               Optionally Exchangeable Notes

               The following discussion summarizes the principal United States federal income tax consequences to a United States holder of the ownership and disposition of optionally exchangeable notes.

               Unless otherwise noted in the applicable pricing supplement, optionally exchangeable notes will be treated as "contingent payment debt instruments" for United States federal income tax purposes. As a result, the optionally exchangeable notes will generally be subject to the OID provisions of the Code and the Treasury regulations issued thereunder and a United States holder will be required to accrue interest income on the optionally exchangeable notes as set forth below.

               At the time the optionally exchangeable notes are issued, MSDW will be required to determine a "comparable yield" for the optionally exchangeable notes that takes into account the yield at which MSDW could issue a fixed rate debt instrument with terms similar to those of the optionally exchangeable notes, including the level of subordination, term, timing of payments and general market conditions, but excluding any adjustments for liquidity or the riskiness of the contingencies with respect to the optionally exchangeable notes. The comparable yield may be greater than or less than the stated interest rate, if any, with respect to the optionally exchangeable notes.

               Solely for purposes of determining the amount of interest income that a United States holder will be required to accrue, MSDW will be required to construct a "projected payment schedule" in respect of the optionally exchangeable notes representing a series of payments the amount and timing of which would produce a yield to maturity on the optionally exchangeable notes equal to the comparable yield. Neither the comparable yield nor the projected payment schedule constitutes a representation by MSDW regarding the actual amount, if any, that the optionally exchangeable notes will pay. For United States federal income tax purposes, a United States holder is required to use the comparable yield and the projected payment schedule established by MSDW in determining interest accruals and adjustments in respect of an optionally exchangeable note, unless the United States holder timely discloses and justifies the use of other estimates to the Internal Revenue Service.

               Based on the comparable yield and the issue price of the optionally exchangeable notes, a United States holder of an optionally exchangeable note, regardless of accounting method, will be required to accrue as OID the sum of the daily portions of interest on the optionally exchangeable note for each day in the taxable year on which the holder held the optionally exchangeable note, adjusted upward or downward to reflect the difference, if any, between the actual and the projected amount of any contingent payments on the optionally exchangeable note as set forth below. The daily portions of interest in respect of an optionally exchangeable note are determined by allocating to each day in an accrual period the ratable portion of interest on the optionally exchangeable note that accrues in the accrual period. The amount of interest on an optionally exchangeable note that accrues in an accrual period is the product of the comparable yield on the optionally exchangeable note, adjusted to reflect the length of the accrual period, and the adjusted issue price of the optionally exchangeable note. The adjusted issue price of an optionally exchangeable note at the beginning of the first accrual period will equal its issue price and for any accrual period thereafter will be (x) the sum of the issue price of the optionally exchangeable note and any interest previously accrued thereon by a holder, disregarding any positive or negative adjustments, minus (y) the amount of any projected payments on the optionally exchangeable note for previous accrual periods.

               A United States holder will be required to recognize interest income equal to the amount of any positive adjustment, i.e., the excess of actual payments over projected payments, in respect of an optionally exchangeable note for a taxable year. A negative adjustment, i.e., the excess of projected payments over actual payments, in respect of an optionally exchangeable note for a taxable year:

               o will first reduce the amount of interest in respect of the optionally exchangeable note that a United States holder would otherwise be required to include in income in the taxable year and

               o to the extent of any excess, will give rise to an ordinary loss equal to that portion of this excess as does not exceed the excess of:

                  o the amount of all previous interest inclusions under the optionally exchangeable note over

                  o the total amount of the United States holder's net negative adjustments treated as ordinary loss on the exchangeable
                    note in prior taxable years.

A net negative adjustment is not subject to the two percent floor limitation imposed on miscellaneous deductions under Section 67 of the Code. Any negative adjustment in excess of the amounts described above will be carried forward to offset future interest income in respect of the optionally exchangeable note or to reduce the amount realized on a sale, exchange or retirement of the optionally exchangeable note. Where a United States holder purchases an optionally exchangeable note at a price other than the issue price thereof, the difference between the purchase price and the issue price will generally be treated as a positive or negative adjustment, as the case may be, and allocated to the daily portions of interest or projected payments with respect to the optionally exchangeable note over its remaining term.

               Upon a sale, exchange or retirement of an optionally exchangeable note, a United States holder will generally recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and the holder's tax basis in the optionally exchangeable note. If MSDW delivers property, other than cash, to a holder in retirement of an optionally exchangeable note, the amount realized will equal the fair market value of the property, determined at the time of retirement, plus the amount of cash, if any, received in lieu of property. A United States holder's tax basis in an optionally exchangeable note will equal the cost thereof, increased by the amount of interest income previously accrued by the holder in respect of the optionally exchangeable note, disregarding any positive or negative adjustments, and decreased by the amount of all prior projected payments in respect of the optionally exchangeable note. A United States holder generally will treat any gain as interest income, and any loss as ordinary loss to the extent of the excess of previous interest inclusions over the total negative adjustments previously taken into account as ordinary losses, and the balance as capital loss.

               A United States holder will have a tax basis in any property, other than cash, received upon the retirement of an optionally exchangeable note equal to the fair market value of the property, determined at the time of retirement. Any gain or loss realized by a United States holder on a sale or exchange of the property will generally be capital gain or loss and will generally be long-term capital gain or loss if the sale or exchange occurs more than one year after the retirement of the exchangeable note. The deductibility of capital losses is subject to limitations.

               Mandatorily Exchangeable Notes

               Under current United States federal income tax law, it is unclear how a mandatorily exchangeable note will be treated. Prospective purchasers of mandatorily exchangeable notes are urged to review the applicable pricing supplement and consult with their tax advisors.

               Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices

               The United States federal income tax consequences to a United States holder of the ownership and disposition of notes that have principal or interest determined by reference to commodity prices, securities of entities unaffiliated with MSDW, baskets of those securities or indices will vary depending upon the exact terms of the notes and related factors. Unless otherwise noted in the applicable pricing supplement, these notes will be subject to the same United States federal income tax treatment as optionally exchangeable notes.

Units

               The following discussion addresses the treatment of a unit consisting of:

               o a note and one or more universal warrants entitling the holder of this unit to purchase securities of an entity unaffiliated with MSDW, a basket of the securities, an index or indices of the securities or any combination of the above or commodities, which we refer to as a "warrant unit," or

               o a note and one or more purchase contracts requiring the holder of this unit to purchase securities of an entity unaffiliated with MSDW, a basket of the securities, an index or indices of the securities or any combination of the above or commodities, which we refer to as a "purchase unit."

Other units and certain warrant units and purchase units with special terms and conditions may be subject to United States federal income tax consequences that differ from those described below. United States holders intending to purchase these units should refer to the discussion relating to United States federal income taxation in the applicable pricing supplement.

               Warrant Units

               While not free from doubt, based on certain representations made by MSDW it is the opinion of Brown & Wood llp that, in the case of a warrant unit, the note and the universal warrants comprising the warrant unit should be treated as separate instruments and, pursuant to the terms of the unit agreement, MSDW and each United States holder will be obligated, in the absence of an applicable administrative ruling or judicial determination to the contrary, to follow this treatment. Except as otherwise stated, the following discussion assumes that the notes and universal warrants comprising warrant units will be respected as separate instruments. Under this treatment, the issue price of the warrant unit, determined in a similar manner as the issue price of a note, will be allocated between the note and the universal warrants based on their relative fair market values. This allocation will be set forth in the applicable pricing supplement and will be based on MSDW's judgment as to the relative value of the note and the universal warrants at the time of original issue. No assurance can be given, however, that the Internal Revenue Service will not challenge MSDW's allocation. Unless otherwise noted in the applicable pricing supplement, the note component of a warrant unit will be treated as having been issued with OID.

               The determination by MSDW of the issue price of a note and one or more universal warrants comprising a warrant unit will be binding on a holder thereof, unless a holder discloses the use of a different allocation on a statement attached to the holder's federal income tax return for the taxable year that includes the acquisition date of the warrant unit. If a holder acquires a warrant unit at a price different from that on which MSDW's allocation is based, this holder may be treated as having acquired the note component thereof for an amount greater or less than the amount allocated to the note by MSDW as set forth above, potentially resulting in "acquisition premium" or "market discount."

               Upon the exercise of a universal warrant, a United States holder will not recognize gain or loss, except with respect to cash, if any, received on exercise, and will have a tax basis in the property acquired pursuant to exercise equal to the holder's tax basis in the universal warrant, as described above, plus the exercise price of the universal warrant. The holding period for any property so acquired will commence on the day after the date of exercise of the universal warrant. If any cash is received in lieu of the right to receive a fractional interest in property pursuant to a universal warrant, a United States holder will recognize gain or loss the amount and character of which will be determined as if the holder had received property and then immediately sold it for cash. If cash is received in full settlement of the right to receive property pursuant to a universal warrant, a United States holder will recognize gain or loss in the same manner as on a sale or exchange of a universal warrant as described below. On the sale of property received upon exercise of a universal warrant, a United States holder will recognize gain or loss equal to the difference between the amount realized upon the sale and the holder's tax basis in the property, which will generally equal the exercise price of the universal warrant plus the portion of the issue price of the warrant unit that was allocated to the universal warrant. The gain or loss will generally be capital gain or loss and will be long-term capital gain or loss if, at the time of sale or exchange, the property was held for more than one year. The deductibility of capital losses is subject to limitations.

               A United States holder of a universal warrant will recognize gain or loss on the sale or exchange of the universal warrant, including if the universal warrant expires unexercised or is settled entirely in cash, in an amount equal to the difference between the amount realized and the holder's tax basis in the universal warrant, as described above. This gain or loss will generally be capital gain or loss and will be long-term capital gain or loss if, at the time of sale or exchange, the universal warrant was held for more than one year. On a sale or exchange of a warrant unit, the amount realized on the sale or exchange will be allocated between the note and the universal warrants comprising the warrant unit based on the relative fair market value of the note and the universal warrants.

               Unless otherwise noted in the applicable pricing supplement, a note issued as part of a warrant unit will be taxable in the same manner as if it had been issued separately. See discussion under "Notes" above.

               It is also possible that a warrant unit could be characterized as a single debt instrument. Under that characterization, the warrant unit would constitute a contingent payment debt instrument and would be subject to the OID provisions of the Code and the Treasury regulations issued thereunder. For a description of the treatment of contingent payment debt instruments, see the discussion under "Optionally Exchangeable Notes" above.

               Purchase Unit

               Under current United States federal income tax law, it is unclear whether a purchase unit will be treated, in whole or in part, as a forward contract, as indebtedness of MSDW, as one or more options or other derivative instruments, or as a combination thereof. No statutory, judicial or administrative authority definitively addresses the characterization for United States federal income tax purposes of a purchase unit or instruments similar to a purchase unit. As a result, significant aspects of the United States federal income tax treatment of an investment in a purchase unit are uncertain. No ruling has been or will be requested from the Internal Revenue Service with respect to the purchase units and no assurance can be given that the Internal Revenue Service or a court will agree with the analysis set forth herein. Accordingly, prospective investors in a purchase unit should consult their own tax advisors in determining the tax consequences of investments in the purchase unit in light of their particular circumstances.

               Unless otherwise noted in the applicable pricing supplement, MSDW and each United States holder, pursuant to the terms of the unit agreement, will be obligated, in the absence of an applicable administrative ruling or judicial determination to the contrary, to treat a note and one or more purchase contracts comprising the purchase unit as separate instruments. Under this characterization, the issue price of the purchase unit, which is determined in a similar manner as the issue price of a note, will be allocated between the note and the purchase contracts based on their relative fair market values. This allocation will be based on MSDW's judgment as to the relative value of the note and the purchase contracts at the time of original issue. Unless otherwise noted in the applicable pricing supplement, MSDW will not allocate any of the issue price of a purchase unit to the purchase contracts. No assurance can be given, however, that the Internal Revenue Service will not challenge MSDW's allocation. In the event that a portion of the issue price of a purchase unit is allocated to the purchase contracts, the applicable note may be treated as having been issued with OID.

               The determination by MSDW of the issue price of a note and one or more purchase contracts comprising a purchase unit will be binding on a holder of the note, unless the holder discloses the use of a different allocation on a statement attached to that holder's federal income tax return for the taxable year that includes the acquisition date of the purchase unit. If a holder acquires a purchase unit at a price different from that on which MSDW's allocation is based, that holder may be treated as having acquired the note component thereof for an amount greater or less than the amount allocated to the note by MSDW as set forth above, potentially resulting in "acquisition premium" or "market discount."

               In addition, under this characterization of a purchase unit, a United States holder would recognize no gain or loss upon the performance of a purchase contract, other than short-term capital gain or loss with respect to any cash received in lieu of the right to receive a fractional interest in property, in an amount equal to the difference between the cash received in lieu of the property being purchased and the portion of the purchase price paid for the property pursuant to the purchase contract. A United States holder will generally have a tax basis in the property received pursuant to a purchase contract equal to the amount paid therefor. If cash is received in full settlement of the right to receive property pursuant to a purchase contract, a United States holder will recognize gain or loss to the extent that the purchase price under the purchase contract differs from the amount of cash received. For these purposes, the purchase price under a purchase contract generally consists of the portion, if any, of the United States holder's original purchase price for the purchase unit allocated to that purchase contract plus the amount of the additional payment to be made upon performance. MSDW believes that the character of this gain or loss will be determined in the same manner as on a sale or exchange of a purchase contract.

               If a United States holder sells or otherwise disposes of a purchase contract prior to maturity, the holder generally would, under the characterization described above, recognize gain or loss equal to the difference between the amount realized on the sale or other disposition and the United States holder's tax basis in the purchase contract, which generally would be zero, as described above. This gain or loss generally would be capital gain or loss and would be long-term capital gain or loss if the United States holder has held the purchase contract for more than one year at the time of disposition. The deductibility of capital losses is subject to limitations. On a sale or exchange of a purchase unit, the amount realized on the sale or exchange will be allocated between the note and the purchase contracts comprising the purchase unit based on the relative fair market value of the note and the purchase contracts.

               Under the above characterization, a note issued as part of a purchase unit would be taxable in the same manner as if it had been issued separately. See discussion under "Notes" above.

               Although counsel does not believe that it is more likely, it is possible that a purchase unit would be treated as a single debt instrument, the principal amount of which is wholly dependent upon the future value of the property subject to the purchase contract. In that case, the purchase unit would constitute a contingent payment debt instrument and would be subject to the OID provisions of the Code and the Treasury regulations issued thereunder. For a description of the treatment of contingent payment debt instruments, see discussion under "Optionally Exchangeable Notes" above.

               It is also possible that a purchase unit could be characterized in a manner that results in tax consequences different from those described above. Under these alternative characterizations, it is possible, for example, that:

               o a United States holder could be taxed upon the receipt pursuant to the purchase contract of property with a value in excess of the principal amount of the note, rather than upon the sale of property,

               o gain could be treated as ordinary income, instead of capital gain,

               o a portion of the issue price of the purchase unit could be allocated to the forward purchase contract and a United States holder could be required to accrue OID equal to that amount, or

               o payments of stated interest could be viewed in part as an option premium or other fee income.

Backup Withholding

               Certain "backup" withholding and information reporting requirements may apply to payments on, and to proceeds of the sale before maturity of, the notes and units. MSDW, its agent, a broker, the relevant trustee or any paying agent, as the case may be, will generally withhold tax at a rate of 31% from any payments to a United States holder who fails to furnish his taxpayer identification number, i.e. social security number or employer identification number, to certify that the holder is not subject to backup withholding, or to otherwise comply with the applicable requirements of the backup withholding rules. Some holders, including, among others, corporations, are generally not subject to the backup withholding and information reporting requirements.

               Any amounts withheld under the backup withholding rules from a payment to a United States holder would be allowed as a refund or a credit against the holder's United States federal income tax as long as the required information is furnished to the Internal Revenue Service.

               On October 6, 1997, the Treasury Department issued new regulations which make modifications to the withholding, backup withholding and information reporting rules described above. The new regulations attempt to unify certification requirements and modify reliance standards. The new regulations will generally be effective for payments made after December 31, 2000, subject to transition rules. Prospective investors are urged to consult their own tax advisors regarding the new regulations.

               The federal income tax discussion set forth above is included for general information only and may not be applicable depending upon a holder's particular situation. Holders should consult their own tax advisors with respect to the tax consequences to them of the ownership and disposition of the notes, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in federal or other tax laws.


                             PLAN OF DISTRIBUTION

               MSDW is offering the Series C notes and Series C units on a continuing basis exclusively through Morgan Stanley & Co. Incorporated and Dean Witter Reynolds Inc., which we refer to individually as an "agent" and, together, as the "agents," who have agreed to use reasonable efforts to solicit offers to purchase these securities. MSDW will have the sole right to accept offers to purchase these securities and may reject any offer in whole or in part. Each agent may reject, in whole or in part, any offer it solicited to purchase securities. Unless otherwise specified in the applicable pricing supplement, MSDW will pay an agent, in connection with sales of these securities resulting from a solicitation that agent made or an offer to purchase that agent received, a commission ranging from .125% to .750% of the initial offering price of the securities to be sold, depending upon the maturity of the securities. MSDW and the agent will negotiate commissions for securities with a maturity of 30 years or greater at the time of sale.

               MSDW may also sell these securities to an agent as principal for its own account at discounts to be agreed upon at the time of sale. That agent may resell these securities to investors and other purchasers at a fixed offering price or at prevailing market prices, or prices related thereto at the time of resale or otherwise, as that agent determines and as we will specify in the applicable pricing supplement. An agent may offer the securities it has purchased as principal to other dealers. That agent may sell the securities to any dealer at a discount and, unless otherwise specified in the applicable pricing supplement, the discount allowed to any dealer will not be in excess of the discount that agent will receive from MSDW. After the initial public offering of securities that an agent is to resell on a fixed public offering price basis, the agent may change the public offering price, concession and discount.

               Each of the agents may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933. MSDW and the agents have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act, or to contribute to payments made in respect of those liabilities. MSDW has also agreed to reimburse the agents for specified expenses.

               MSDW estimates that it will spend approximately $5,684,000 for printing, rating agency, trustee's and legal fees and other expenses allocable to the offering.

               Unless otherwise provided in the applicable pricing supplement, MSDW does not intend to apply for the listing of these securities on a national securities exchange, but has been advised by the agents that they intend to make a market in these securities or, if separable, any other securities included in units, as applicable laws and regulations permit. The agents are not obligated to do so, however, and the agents may discontinue making a market at any time without notice. No assurance can be given as to the liquidity of any trading market for these securities or if separable, any other securities included in any units.

               Morgan Stanley & Co. Incorporated and Dean Witter Reynolds Inc. are wholly owned subsidiaries of MSDW. The agents will conduct each offering of these securities in compliance with the requirements of Rule 2720 of the NASD regarding an NASD member firm's distributing the securities of an affiliate. Following the initial distribution of these securities, each agent may offer and sell those securities or, if separable, any other securities included in any units in the course of its business as a broker-dealer. An agent may act as principal or agent in those transactions and will make any sales at varying prices related to prevailing market prices at the time of sale or otherwise. The agents may use this prospectus supplement in connection with any of those transactions. The agents are not obligated to make a market in any of these securities or any other securities included in units and may discontinue any market-making activities at any time without notice.

               Neither of the agents nor any dealer utilized in the initial offering of these securities will confirm sales to accounts over which it exercises discretionary authority without the prior specific written approval of its customer.

               In order to facilitate the offering of these securities, the agents may engage in transactions that stabilize, maintain or otherwise affect the price of these securities or of any other securities the prices of which may be used to determine payments on these securities. Specifically, the agents may overallot in connection with any offering of these securities, creating a short position in these securities for their own accounts. In addition, to cover overallotments or to stabilize the price of these securities or of any other securities, the agents may bid for, and purchase, these securities or any other securities in the open market. Finally, in any offering of these securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing these securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of these securities above independent market levels. The agents are not required to engage in these activities, and may end any of these activities at any time.

               Concurrently with the offering of these securities through the agents, we may issue other debt securities under the indentures referred to in this prospectus supplement or other units similar to those described in this prospectus supplement. Those debt securities may include medium-term notes and units under our Series D and Series E prospectus supplement. We refer to those notes as "Euro medium-term notes" and those units as "Euro units." The Euro medium-term notes and Euro units may have terms substantially similar to the terms of the securities offered under this prospectus supplement. The Euro medium-term notes and Euro units may be offered concurrently with the offering of these securities, on a continuing basis outside the United States by MSDW, under a distribution agreement with Morgan Stanley & Co. International Limited and other affiliates of MSDW, as agents for MSDW. The terms of that distribution agreement, which we refer to as the Euro Distribution Agreement, are substantially similar to the terms of the distribution agreement for a U.S. offering, except for selling restrictions specified in the Euro Distribution Agreement. Any Euro medium-term note or Euro unit sold under the Euro Distribution Agreement, and any debt securities, debt warrants or pre-paid purchase contracts issued by MSDW under the indentures or any preferred stock, warrants or purchase contracts issued by MSDW will reduce the aggregate offering price of the securities that may be offered under this prospectus supplement, any pricing supplement and the accompanying prospectus.


                                 LEGAL MATTERS

               The validity of the notes, the units and any securities included in the units will be passed upon for MSDW by Brown & Wood llp or other counsel who is satisfactory to the agents and who may be an officer of MSDW. Davis Polk & Wardwell will pass upon some legal matters relating to the notes, units and any securities included in the units for the agents. Davis Polk & Wardwell has in the past represented MSDW and continues to represent MSDW on a regular basis and in a variety of matters, including in connection with its private equity and leveraged capital activities.